Exhibit 4.12

Prospectus

Imperial Tobacco Finance PLC

(Incorporated with limited liability in England and Wales with registered number 3214426)

Imperial Tobacco Finance (2)PLC

(Incorporated with limited liability in England and Wales with registered number 05667337)

€10,000,000,000

Debt Issuance Programme

Irrevocably and unconditionally guaranteed by

Imperial Tobacco Group PLC

(Incorporated with limited liability in England and Wales with registered number 3236483)

This Prospectus amends, restates and supersedes the offering circular dated 2nd June 2004. Any Notes issued after the date hereof under the Debt Issuance Programme described in this Prospectus (the “Programme”) are issued subject to the provisions set out herein. This Prospectus will not be effective in respect of any Notes issued under the Programme prior to the date hereof.

Under the Programme, Imperial Tobacco Finance PLC and Imperial Tobacco Finance (2) PLC (each an “Issuer” and together, the “Issuers”), subject to compliance with all relevant laws, regulations and directives, may from time to time issue debt securities (the “Notes”) guaranteed by Imperial Tobacco Group PLC (the “Guarantor” or “Imperial Tobacco”). The aggregate nominal amount of Notes outstanding will not at any time exceed €10,000,000,000 (or the equivalent in other currencies).

Application has been made to the Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000 (the “UK Listing Authority”) for Notes issued under the Programme for the period of 12 months from the date of this Prospectus to be admitted to the official list of the UK Listing Authority (the “Official List”) and to the London Stock Exchange plc (the “London Stock Exchange”) for such Notes to be admitted to trading on the London Stock Exchange’s EEA Regulated Market (the “Market”). References in this Prospectus to Notes being “listed” (and all related references) shall mean that such Notes have been admitted to trading on the Market and have been admitted to the Official List. The Market is a regulated market for the purposes of the Investment Services Directive (93/22/EEC). However, unlisted Notes may be issued pursuant to the Programme. The relevant Final Terms (as defined below) in respect of the issue of any Notes will specify whether or not such Notes will be listed on the Official List and admitted to trading on the Market (or any other stock exchange).

Each Series (as defined below) of Notes in bearer form will be represented on issue by a temporary global note in bearer form (each a “temporary Global Note”) or a permanent global note in bearer form (each a “permanent Global Note”). Notes in registered form will be represented by registered certificates (each a “Certificate”), one Certificate being issued in respect of each Noteholder’s entire holding of Registered Notes of one Series. Global Notes and Certificates may be deposited on the issue date with a common depositary on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”). The provisions governing the exchange of interests in Global Notes for other Global Notes and definitive Notes are described in “Summary of Provisions Relating to the Notes while in Global Form”.

Tranches of Notes(as defined below) may be rated or unrated. Where a Tranche of Notes is rated, the applicable rating(s) will be specified in the relevant Final Terms. A rating is not a recommendation to buy, sell or hold Notes and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency.

In the case of any Notes which are to be admitted to trading on a regulated market within the European Economic Area or offered to the public in a Member State of the European Economic Area in circumstances which require the publication of a prospectus under the Prospectus Directive (2003/71/EC) (the “Prospectus Directive”), the minimum denomination shall be €50,000 (or its equivalent in any other currency as at the date of issue of the Notes).

Prospective investors should have regard to the factors described under the section headed “Risk Factors” in this Prospectus.

Arranger

JPMorgan Cazenove

Dealers

ABN AMRO	Barclays Capital
BayernLB	BNP PARIBAS
Calyon Corporate and Investment Bank	Citigroup
Commerzbank Corporates & Markets	Deutsche Bank
HSBC	ING Wholesale Banking
JPMorgan Cazenove	Morgan Stanley
The Royal Bank of Scotland	WestLB AG

13th January 2006

This Prospectus comprises a base prospectus for the purposes of Article 5.4 of the Prospectus Directive and for the purpose of giving information with regard to the Issuers, the Guarantor and the Notes which, according to the particular nature of the Issuers, the Guarantor and the Notes, is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profit and losses and prospects of the Issuers and the Guarantor, and of the rights attaching to the Notes.

The Issuers and the Guarantor accept responsibility for the information contained in this Prospectus. To the best of the knowledge of the Issuers and the Guarantor (which have taken all reasonable care to ensure that such is the case) the information contained in this Prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

This Prospectus is to be read in conjunction with all documents incorporated herein by reference (see “Documents Incorporated by Reference” below).

Each of the Issuers and the Guarantor having made all reasonable enquiries confirms that this document contains all information with respect to each of the Issuers, the Guarantor, the Guarantor and its subsidiaries and affiliates taken as a whole (the “Group”) and the Notes that is material in the context of the issue and offering of the Notes, the statements contained in it relating to the Issuers, the Guarantor and the Group are in every material particular true and accurate and not misleading, the opinions and intentions expressed in this Prospectus with regard to the Issuers, the Guarantor and the Group are honestly held, have been reached after considering all relevant circumstances and are based on reasonable assumptions, there are no other facts in relation to the Issuers, the Guarantor, the Group or the Notes the omission of which would, in the context of the issue and offering of the Notes, make any statement in this Prospectus misleading in any material respect and all reasonable enquiries have been made by the Issuers and the Guarantor to ascertain such facts and to verify the accuracy of all such information and statements.

In addition to the guarantee provided by the Guarantor, the Notes are irrevocably and unconditionally guaranteed by way of an amended and restated deed of guarantee dated 13th January 2006 by Imperial Tobacco Limited. Such guarantee will terminate in the circumstances set out in the deed of guarantee and summarised in paragraph 9 of “General Information” in this Prospectus.

No person has been authorised to give any information or to make any representation other than those contained in this Prospectus in connection with the issue or sale of the Notes and, if given or made, such other information or representation must not be relied upon as having been authorised by the Issuers, the Guarantor or any of the Dealers or the Arranger (as defined in “Overview of the Programme”). Neither the delivery of this Prospectus nor any sale made in connection herewith shall, under any circumstances, create any implication that there has been no change in the affairs of the Issuers or the Guarantor since the date hereof or the date upon which this Prospectus has been most recently amended or supplemented or that there has been no adverse change in the financial position of the Issuers or the Guarantor since the date hereof or the date upon which this Prospectus has been most recently amended or supplemented or that any other information supplied in connection with the Programme is correct as of any time subsequent to the date on which it is supplied or, if different, the date indicated in the document containing the same.

The distribution of this Prospectus and the offering or sale of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this Prospectus comes are required by the Issuers, the Guarantor, the Dealers and the Arranger to inform themselves about and to observe any such restriction.

The Notes have not been and will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act“) and include Notes in bearer form that are subject to U.S. tax law requirements. Subject to certain exceptions, Notes may not be offered, sold or delivered within the United States or to U.S. persons (as defined in Regulation S under the Securities Act). For a description of certain restrictions on offers and sales of Notes and on distribution of this Prospectus, see “Subscription and Sale”.

This Prospectus does not constitute an offer of, or an invitation or solicitation by or on behalf of the Issuers, the Guarantor or the Dealers to subscribe for, or purchase, any Notes.

The Arranger and the Dealers have not separately verified the information contained in this Prospectus. None of the Dealers or the Arranger makes any representation, express or implied, or accepts any responsibility, with respect to the accuracy or completeness of any of the information in this Prospectus. Neither this Prospectus nor any other financial statements are intended to provide the basis of any credit or other evaluation and should not be considered as a recommendation by any of the Issuers, the Guarantor, the Arranger or the Dealers that any recipient of this Prospectus or any other financial statements should purchase the Notes. Each potential purchaser of Notes should determine for itself the relevance of the information contained in this Prospectus and its purchase of Notes should be based upon such investigation as it deems necessary. None of the Dealers or the Arranger undertakes to review the financial condition or affairs of the Issuers or the Guarantor during the life of the arrangements contemplated by this Prospectus nor to advise any investor or potential investor in the Notes of any information coming to the attention of any of the Dealers or the Arranger.

In connection with the issue of any Tranche, the Dealer or Dealers (if any) named as the stabilising manager(s) (the “Stabilising Manager(s)”) (or persons acting on behalf of any Stabilising Manager(s)) in the applicable Final Terms may over-allot Notes (provided that, in the case of any Tranche to be admitted to trading on the Market, the aggregate principal amount of Notes allotted does not exceed 105% of the aggregate principal amount of the relevant Tranche) or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilising Manager(s) (or persons acting on behalf of a Stabilising Manager) will undertake stabilisation action. Any stabilisation action may begin on or after the date on which adequate public disclosure of the terms of the offer of the relevant Tranche is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the relevant Tranche and 60 days after the date of the allotment of the relevant Tranche.

In this Prospectus, unless otherwise specified or the context otherwise requires, references to ”euro“ and “€” are to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty establishing the European Community, as amended, references to “US dollars”, “US$” and “$” are to the currency of the United States of America and references to “Sterling” and “£” are to the currency of the United Kingdom.

Documents Incorporated by Reference

This Prospectus should be read and construed in conjunction with the audited consolidated annual financial statements of Imperial Tobacco Finance PLC and the Guarantor for the financial years ended 30th September 2005 and 30th September 2004 together in each case with the audit report thereon, which have been previously published or are published simultaneously with this Prospectus and which have been approved by the Financial Services Authority or filed with it. Such documents shall be incorporated in, and form part of this Prospectus, save that any statement contained in a document which is incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a statement contained herein modifies or supersedes such earlier statement (whether expressly, by implication or otherwise). Any statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this Prospectus.

Copies of documents incorporated by reference in this Prospectus may be obtained from the registered office of the Issuers.

Supplemental Prospectus

If at any time the Issuers shall be required to prepare a supplemental prospectus pursuant to Section 87G of the Financial Services and Markets Act 2000 (the “FSMA”), the Issuers will prepare and make available an appropriate amendment or supplement to this Prospectus or a further prospectus which, in respect of any subsequent issue of Notes to be listed on the Official List and admitted to trading on the Market, shall constitute a supplemental prospectus as required by the UK Listing Authority and Section 87G of the FSMA.

Each of the Issuers (in respect of itself) and the Guarantor (in respect of itself and each Issuer) has given an undertaking to the Dealers that if at any time during the duration of the Programme there is a significant new factor, material mistake or inaccuracy relating to information contained in this Prospectus which is capable of affecting the assessment of any Notes and whose inclusion in this Prospectus or removal is necessary for the purpose of allowing an investor to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Issuers and the Guarantor, and the rights attaching to the Notes, the Issuers shall prepare an amendment or supplement to this Prospectus or publish a replacement Prospectus for use in connection with any subsequent offering of the Notes and shall supply to each Dealer and the Trustee such number of copies of such supplement hereto as such Dealer and the Trustee may reasonably request.

Overview of the Programme

The following overview is qualified in its entirety by the remainder of this Prospectus

Issuer:	Imperial Tobacco Finance PLC (“Imperial Finance”).
Imperial Tobacco Finance (2)PLC (“Imperial Finance 2”).

Guarantor:	Imperial Tobacco Group PLC (“Imperial Tobacco”).

Description:	Debt Issuance Programme.

Size:	Up to €10,000,000,000 (or the equivalent in other currencies at the date of issue) aggregate nominal amount of Notes outstanding at any one time.

Arranger:	J.P. Morgan Securities Ltd.

Dealers:	ABN AMRO Bank N.V.
Barclays Bank PLC
Bayerische Landesbank
BNP PARIBAS
Calyon
Citigroup Global Markets Limited
Commerzbank Aktiengesellschaft
Deutsche Bank AG,London Branch
HSBC Bank pIc
ING Bank N.V.
J.P. Morgan Securities Ltd.
Morgan Stanley &Co. International Limited
The Royal Bank of Scotland plc
WestLB AG

The Issuers may from time to time terminate the appointment of any dealer under the Programme or appoint additional dealers either in respect of one or more Tranches or in respect of the whole Programme. References in this Prospectus to “Permanent Dealers” are to the persons listed above as Dealers and to such additional persons that are appointed as dealers in respect of the whole Programme (and whose appointment has not been terminated) and to “Dealers” are to all Permanent Dealers and all persons appointed as a dealer in respect of one or more Tranches.

Trustee:	JPMorgan Chase Bank, N.A.

Issuing and Paying Agent:	JPMorgan Chase Bank, N.A.

Method of Issue:

The Notes will be issued on a syndicated or non-syndicated basis. The Notes will be issued in series (each a “Series”) having one or more issue dates and on terms otherwise identical (or identical other than in respect of the first payment of interest), the Notes of each Series being intended to be interchangeable with all other Notes of that Series. Each Series may be issued in tranches (each a “Tranche”) on the same or different issue dates. The specific terms of each Tranche (which will be completed, where necessary, with the relevant terms and conditions and, save in respect of the issue date, issue price, first payment of interest and nominal amount of the Tranche, will be identical to the terms of other Tranches of the same Series) will be completed in the final terms document (the “Final Terms”).

Issue Price:

Notes may be issued at their nominal amount or at a discount or premium to their nominal amount. Notes may be issued, the issue price of which will be payable in two or more instalments (“Partly Paid Notes”).

Redenomination, Renominalisation and/or Consolidation:

Notes denominated in a currency of a country that subsequently participates in the third stage of European economic and monetary union may be subject to redenomination, renominalisation and/or consolidation with other Notes denominated in euro. The provisions applicable to any such redenomination, renominalisation and/or consolidation will be specified in the relevant Pricing Supplement.

Form of Notes:

The Notes may be issued in bearer form only (“Bearer Notes”), in bearer form exchangeable for Registered Notes (“Exchangeable Bearer Notes”) or in registered form only (“Registered Notes”). Each Tranche of Bearer Notes and Exchangeable Bearer Notes will be represented on issue by a temporary Global Note if (i) definitive Notes are to be made available to Noteholders following the expiry of 40 days after their issue date or (ii) such Notes have an initial maturity of more than one year and are being issued in compliance with the D Rules

(as defined in “Overview of the Programme — Selling Restrictions”), otherwise such Tranche will be represented by a permanent Global Note. Registered Notes will be represented by Certificates, one Certificate being issued in respect of each Noteholder’s entire holding of Registered Notes of one Series. Certificates representing Registered Notes that are registered in the name of a nominee for one or more clearing systems are referred to as “Global Certificates”.

Clearing Systems:

Clearstream, Luxembourg, Euroclear and, in relation to any Tranche, such other clearing system as may be agreed between the relevant Issuer, the Issuing and Paying Agent, the Trustee and the relevant Dealer.

Initial Delivery of Notes:

On or before the issue date for each Tranche, the Global Note representing Bearer Notes or Exchangeable Bearer Notes or the Certificate representing Registered Notes may be deposited with a common depositary for Euroclear and Clearstream, Luxembourg. Global Notes or Certificates may also be deposited with any other clearing system or may be delivered outside any clearing system provided that the method of such delivery has been agreed in advance by the relevant Issuer, the Issuing and Paying Agent, the Trustee and the relevant Dealer. Registered Notes that are to be credited to one or more clearing systems on issue will be registered in the name of nominees or a common nominee for such clearing systems.

Currencies:	Subject to compliance with all relevant laws, regulations and directives, Notes may be issued in any currency agreed between the relevant Issuer, the Guarantor and the relevant Dealers.

Maturities:

Subject to compliance with all relevant laws, regulations and directives, any maturity as may be agreed between the relevant Issuer and the relevant Dealer(s) and as set out in the relevant Final Terms.

Denomination:

Definitive Notes will be in such denominations as may be specified in the relevant Final Terms, save that (i) in the case of any Notes which are to be admitted to trading on a regulated market within the European Economic Area or offered to the public in a Member State of the European Economic Area in circumstances which require the publication of a prospectus under the Prospectus Directive, the minimum denomination shall be €50,000 (or its equivalent in any other currency as at the date of issue of the Notes); and (ii) unless otherwise permitted by then current laws and regulations, Notes (including Notes denominated in sterling) which have a maturity of less than one year and in respect of which the issue proceeds are to be accepted by the Issuer in the United Kingdom or whose issue otherwise constitutes a contravention of Section 19 of the FSMA will have a minimum denomination of £100,000 (or its equivalent in other currencies).

Fixed Rate Notes:	Fixed interest will be payable in arrear on the date or dates in each year specified in the relevant Final Terms.

Floating Rate Notes:

Floating Rate Notes will bear interest determined separately for each Series as follows: (i) on the same basis as the floating rate under a notional interest rate swap transaction in the relevant Specified Currency governed by an agreement incorporating the 2000 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or (ii) by reference to LIBOR, LIBlD, LIMEAN or EURIBOR (or such other benchmark as may be specified in the relevant Final Terms) as adjusted for any applicable margin. Interest periods will be specified in the relevant Final Terms.

Zero Coupon Notes:	Zero Coupon Notes may be issued at their nominal amount or at a discount to it and will not bear interest.

Dual Currency Notes:

Payments (whether in respect of principal or interest and whether at maturity or otherwise) in respect of Dual Currency Notes will be made in such currencies, and based on such rates of exchange, as may be specified in the relevant Final Terms.

Index Linked Notes:

Payments of principal in respect of Index Linked Redemption Notes or of interest in respect of Index Linked Interest Notes will be calculated by reference to such index and/or formula as may be specified in the relevant Final Terms.

Interest Periods and Interest Rates:

The length of the interest periods for the Notes and the applicable interest rate or its method of calculation may differ from time to time or be constant for any Series. Notes may have a maximum interest rate, a minimum interest rate, or both. The use of interest accrual periods permits the Notes to bear interest at different rates in the same interest period. All such information will be set out in the relevant Final Terms.

Redemption:

The relevant Final Terms will specify the basis for calculating the redemption amounts payable. Unless permitted by then current laws and regulations, Notes (including Notes denominated in sterling) which have a maturity of less than one year and in respect of which the issue proceeds are to be accepted by the Issuer in the United Kingdom or whose issue otherwise constitutes a contravention of Section 19 of the FSMA must have a minimum redemption value of £100,000 (or its equivalent in other currencies).

Redemption by Instalments:	The Final Terms issued in respect of each issue of Notes that are redeemable in two or more instalments will set out the dates on which, and the amounts in which, such Notes may be redeemed.

Other Notes:

Terms applicable to high interest Notes, low interest Notes, step-up Notes, step-down Notes, reverse dual currency Notes, optional dual currency Notes, Partly Paid Notes and any other type of Note that the relevant Issuer, the Trustee and any Dealer or Dealers may agree to issue under the Programme will be set out in the relevant Final Terms and Supplemental Prospectus.

Optional Redemption:

The Final Terms issued in respect of each issue of Notes will state whether such Notes may be redeemed prior to their stated maturity at the option of the relevant Issuer (either in whole or in part) and/or the holders, and if so the terms applicable to such redemption. See “Terms and Conditions of the Notes — Redemption, Purchase and Options”.

Status of Notes:

The Notes and the guarantee in respect of them will constitute unsubordinated and unsecured obligations of the relevant Issuer and the Guarantor, respectively, all as described in “Terms and Conditions of the Notes — Status”.

Negative Pledge:	See “Terms and Conditions of the Notes — Negative Pledge”.

Cross Default:	See “Terms and Conditions of the Notes — Events of Default”.

Early Redemption:

Except as provided in “Optional Redemption” above, Notes will be redeemable at the option of the relevant Issuer prior to maturity only for tax reasons. See “Terms and Conditions of the Notes — Redemption, Purchase and Options”.

Withholding Tax:

All payments of principal and interest in respect of the Notes will be made free and clear of withholding taxes of the United Kingdom subject to customary exceptions (including the ICMA Standard EU Exceptions), all as described in “Terms and Conditions of the Notes — Taxation”.

Governing Law:	English.

Listing:

Application has been made to list Notes issued under the Programme on the Official List and to admit them to trading on the Market or such other stock exchange as specified in the relevant Final Terms. As specified in the relevant Final Terms, a Tranche or Series of Notes may be unlisted.

Ratings:

Tranches of Notes may be rated or unrated. Where a Tranche of Notes is rated, the applicable rating(s) will be specified in the relevant Final Terms. A rating is not a recommendation to buy, sell or hold Notes and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency.

Selling Restrictions:

United States, European Economic Area (in respect of Notes having a denomination of less than €50,000 (or its equivalent in any other currency as at the date of issue of the Notes)), United Kingdom, Japan. See “Subscription and Sale”.

The Guarantor and the Issuers are Category 2 for the purposes of Regulation S under the Securities Act.

The Notes will be issued in compliance with U.S. Treas. Reg. §1.163-5(c)(2)(i)(D) (the “D Rules”) unless (i) the relevant Final Terms states that Notes are issued in compliance with U.S. Treas. Reg. §1.163-5(c)(2)(i)(C) (the “C Rules”) or (ii) the Notes are issued other than in compliance with the D Rules or the C Rules but in circumstances in which the Notes will not constitute “registration required obligations” under the United States Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”), which circumstances will be referred to in the relevant Final Terms as a transaction to which TEFRA is not applicable.

Risk Factors

The Issuers and the Guarantor believe that the following factors may affect their ability to fulfil their obligations under Notes issued under the Programme. All of these factors are contingencies which may or may not occur and the Issuers are not in a position to express a view on the likelihood of any such contingency occurring.

Factors which the Issuers and the Guarantor believe may be material for the purpose of assessing the market risks associated with Notes issued under the Programme are also described below.

The Issuers and the Guarantor believe that the factors described below represent the principal risks inherent in investing in Notes issued under the Programme, but the Issuers and the Guarantor may be unable to pay interest, principal or other amounts on or in connection with any Notes for other reasons and neither Issuer or the Guarantor represents that the statements below regarding the risks of holding any Notes are exhaustive. Prospective investors should also read the detailed information set out elsewhere in this Prospectus (including any documents deemed to be incorporated by reference herein) and reach their own views prior to making any investment decision.

Factors that may affect each of the Issuers’ ability to fulfil its obligations under Notes issued under the Programme

Imperial Tobacco may be adversely affected by the declining demand for tobacco products in certain regions

In 2004, the most recent year for which worldwide information is available, an estimated 5.4 trillion cigarettes (2003: 5.3 trillion cigarettes) were sold throughout the world, including approximately 0.6 trillion in Western Europe (2003: 0.6 trillion), approximately 0.7 trillion in North and South America (2003: 0.7 trillion), approximately 2.9 trillion in Asia Pacific (2003: 2.8 trillion), approximately 0.7 trillion in Eastern Europe (2003: 0.7 trillion), approximately 0.3 trillion in the Middle East (2003: 0.3 trillion) and approximately 0.2 trillion in Africa (2003: 0.2 trillion). Notwithstanding this general stability in the worldwide demand for cigarettes in fiscal 2005, there have been declines within certain markets in recent years.

Imperial Tobacco’s two most significant markets are the domestic markets of the United Kingdom and Germany.

In the United Kingdom, sales of U.K. duty-paid cigarettes were approximately 51 billion in fiscal 2005 (2004: 53 billion), placing it among the five largest markets by volume in Western Europe. The total U.K. duty-paid cigarette consumer market between fiscal years 1998 and 2005 fell by an average of approximately 3.9% per annum. The underlying historic adverse trend has been encouraged particularly by consistent and substantial increases in excise duty on tobacco products, and also by increasing governmental regulation and heightened public awareness of smoking-related health concerns. The United Kingdom has one of the highest levels of taxation on tobacco products in the world. Following the manufacturer’s price increase in October 2005, approximately 77% of the recommended retail price for premium-priced cigarettes in the United Kingdom market consists of duties and taxes, compared with approximately 78% at March 2005. Management believes that the United Kingdom duty structure has limited the potential for deep price discounting, while the high level of taxation has prompted consumers to switch from the higher premium-price sector to lower-price sectors, has encouraged both legal and illegal cross-border trade from countries with lower levels of duty, and has increased the incidence of counterfeit products.

In Germany, the largest market in Europe, total duty-paid sales of approximately 101 billion cigarettes were recorded in fiscal 2005 (2004: 119 billion). Between fiscal years 1998 and 2005, market volume for cigarettes has fallen by an average of approximately 3.7% per annum. However, within this period, between 1998 and 2001, market volume grew at a compound rate of 0.6%, but since then, the duty-paid market has declined by a compound rate of 8.4% per annum, following the impact of significant excise duty increases as the German government introduced taxes to fund anti-terrorism and health-care measures. These duty increases augmented cigarette prices by one euro cent per cigarette in 2002 and January 2003, with further increases of 1.2 euro cents per cigarette introduced on 1st March 2004, 1st December 2004, and 1st September 2005. During the period since 1998, the market volume of other tobacco products has increased by an average of almost 11% per annum as consumers have switched from cigarettes in response to the tax increases.

The advertising, sale and consumption of tobacco products in Europe and elsewhere have also been subject to regulatory influence from governments, health officials and anti-smoking groups, principally due to claims that cigarette smoking and tobacco products are harmful to health. This has resulted in substantial restrictions on the manufacture, development, sale, distribution, marketing, advertising, product design and consumption of cigarettes, introduced by regulation and voluntary agreements. It has also resulted in the imposition of significant increases in the level of taxation on tobacco products over recent years, and this may continue to increase during fiscal 2006. In addition, anti-smoking groups are seeking to diminish the social acceptability of smoking.

Any future substantial decline in the tobacco market, particularly in the United Kingdom and German markets, could have a material adverse effect on Imperial Tobacco’s turnover, profit and financial condition.

Disparities in customs duties in different countries and territories can affect the trading and regulatory environment in which Imperial Tobacco operates

International disparities in rates of excise duty charged on tobacco products have created an environment in which cross-border trading and counterfeiting have proliferated, to the detriment of individual government revenues. Within such an environment, there is a risk that tobacco companies and their directors, executive officers and other employees will be subject to investigations by customs or other authorities. Criminal and civil sanctions, negative publicity and allegations of complicity in illegal cross-border trading and money laundering activities may be made against tobacco companies or their directors, executive officers or employees. Imperial Tobacco, along with other responsible members of the tobacco industry, in liaison with government and customs authorities, has adopted a number of measures, including implementing pre-supply and post-supply checks on export shipments and strengthening information exchanges with customs authorities, to combat illegal cross-border trading and counterfeiting. However, because these activities are illegal, the people conducting them generally try to conceal them and accordingly their detection can be difficult.

In July 2003, following extensive dialogue, Imperial Tobacco signed a Memorandum of Understanding with HM Customs & Excise (now HM Revenue & Customs) in the United Kingdom. The Memorandum of Understanding sets out a framework of co-operation between HM Revenue & Customs and Imperial Tobacco in order to seek to limit the smuggling of both contraband and counterfeit products into the United Kingdom, while minimising obstacles to legitimate trade. Since July 2003 Imperial Tobacco has agreed and signed eight further Memoranda of Understanding with other customs authorities and discussions for similar agreements are at various stages with a number of other countries.

Certain investigations were initiated by German authorities in January 2003 into alleged foreign trading and related violations by Reemtsma employees during a period prior to its acquisition by the Imperial Tobacco group. A number of former and current employees have been interviewed and the German authorities have sought assistance from several other jurisdictions to obtain evidence. These investigations are continuing. However, in May 2005, parts of the investigations into certain of the former Reemtsma employees were terminated on terms agreed by the individuals with the authorities and settlement was made of any duty payable as a result of certain of the activities being investigated at no cost to the Group. No charges have yet been brought against these individuals or Reemtsma in relation to the continuing investigations, which could take several years to be concluded. A board committee, established in 2003 under the chairmanship of Mr Anthony Alexander, continues to monitor the progress and conduct of the investigation on a regular basis and the Group’s responses on behalf of the board. The German authorities’ investigations are based on alleged activities prior to the Group’s acquisition of Reemtsma, and the committee remains satisfied that, since the acquisition, the Group has not been involved in any activities of a nature similar to those alleged by the German authorities.

Imperial Tobacco co-operates fully with any investigations by customs or other authorities and intends to continue to do so. However, there can be no assurances that such investigations will not result in negative publicity or actions being brought against Imperial Tobacco or its directors, executive officers or employees in the future, or that any such publicity or actions will not have a material adverse effect on Imperial Tobacco’s turnover, profit and financial condition. Although Imperial Tobacco has implemented procedures to detect and combat illegal trading in tobacco products, it cannot guarantee that all of its employees will follow these procedures, or that those not in compliance will be discovered in a timely fashion.

Imperial Tobacco may be adversely affected by challenges to the tax status of other tobacco products

Imperial Tobacco is a leading manufacturer of other tobacco products by volume and, as such, any significantly unfavourable tax treatment of other tobacco products, if widely adopted, may have a material adverse effect on its turnover, profit and financial condition.

Following a challenge by the European Commission of the German government’s application of E.U. tax directives, whereby Singles tobacco products are taxed as fine cut tobacco as opposed to cigarettes, the matter was referred to the European Court of Justice for determination. On 10th November 2005 the European Court of Justice ruled that Singles should be taxed at the same higher rate as cigarettes. As a result, the German Ministry of Finance has informed Imperial Tobacco that Singles will continue to be taxed as fine cut tobacco until 31st March 2006. This particular case only affects the German market, and it remains extremely difficult to quantify the effect of the ruling on the market due to the unpredictability of consumer reaction to the increase in taxation. However, the strength of Imperial Tobacco's broad product portfolio leaves it well placed to capitalise on the anticipated consumer migration to other tobacco products and low price cigarettes.

Imperial Tobacco could incur substantial damages and costs in connection with litigation

Tobacco manufacturers, including Imperial Tobacco, have been sued by parties seeking damages for alleged smoking-related health effects. To date no judgment has been entered and, to management’s knowledge, no action has been settled, in favour of a plaintiff in any such action in the United Kingdom or Germany (Imperial Tobacco’s most important markets). To management’s knowledge, only three tobacco-related health claims have ever proceeded to trial in the United Kingdom. In one claim (which did not involve Imperial Tobacco) judgment was entered for the defendants. In another claim, a group action against Imperial Tobacco and another manufacturer was abandoned following a preliminary hearing on the issue of limitation in which judgment was made in Imperial Tobacco’s favour. In the third claim, which was commenced by Alfred McTear against Imperial Tobacco in 1993, judgment was given in Imperial Tobacco’s favour on all counts in May 2005. The impact of litigation on Imperial Tobacco’s business is discussed in further detail in the section headed “Imperial Tobacco Group PLC – Legal Environment”.

Historically, Imperial Tobacco did not sell tobacco products in the United States, the jurisdiction with the greatest occurrence of smoking-related health litigation. However, Reemtsma had sold relatively small quantities of cigarettes in the United States between 1985 and 1999 and Imperial Tobacco continues to have limited sales in the U.S. duty-free market. Imperial Tobacco is not a party to the 1998 Master Settlement Agreement that certain U.S. market participants have entered into with, among others, the attorneys general of 46 U.S. states, to settle healthcare reimbursement claims and other issues, and Imperial Tobacco cannot provide assurance that it will not be subject to litigation in the United States in the future.

Imperial Tobacco cannot provide assurance that legal aid funding will continue to be denied to plaintiffs in smoking-related health litigation in any jurisdiction in the future, that favourable decisions will be achieved in the proceedings pending against it, that additional proceedings by private, corporate or public sector plaintiffs will not be commenced against it or that it will not incur damages which, if incurred, may be material.

Although it is not possible to predict the outcome of the pending smoking-related litigation, management believes that Imperial Tobacco has meritorious defences to all pending actions and that such actions will not have a material adverse effect upon Imperial Tobacco’s turnover, profit or financial condition. Regardless of the outcome of any litigation, Imperial Tobacco will incur costs defending claims which it may not be able to recover fully, irrespective of whether it is successful in defending such claims. Historically the costs of defending such claims have not been material.

For additional information about litigation in Imperial Tobacco’s main markets, see the section headed “Imperial Tobacco Group-Legal Environment”.

Imperial Tobacco’s failure to manage growth could adversely affect its business

Imperial Tobacco’s strategy includes expansion of its business internationally, both through organic growth and by tobacco and tobacco-related acquisitions.

Acquisitions require the attention of management and the diversion of other resources away from organic growth for example. Imperial Tobacco’s ability to effectively integrate and manage acquired businesses and handle any future growth will depend upon a number of factors.

Failure to implement any of these measures at a pace or to a degree consistent with the growth of Imperial Tobacco’s business could adversely affect its turnover, profit and financial condition.

Typically, when Imperial Tobacco acquires a business, it acquires all of such business’ liabilities as well as its assets. Although Imperial Tobacco tries to investigate each business thoroughly prior to acquisition and to obtain appropriate representations and warranties as to its assets and liabilities, there can be no assurance that all actual or potential liabilities of a company will be identified prior to its acquisition.

Imperial Tobacco may be adversely affected by its activities in developing markets

Imperial Tobacco’s expansion into both developing and emerging markets may present more challenging operating environments where margins in general may be lower and in which commercial practices may be of a lower standard than those in which it has historically operated.

In addition, some of the countries in which Imperial Tobacco operates, such as Iran and Syria, are subject to certain international sanctions. Imperial Tobacco’s current operations in these jurisdictions are not material to its turnover, profit and financial condition. Imperial Tobacco seeks to comply fully with international sanctions to the extent they are applicable to it. However, in doing so, Imperial Tobacco may be restricted in the sources of products that it supplies to these jurisdictions or by the nationality of the personnel that it involves in these activities. Future changes in international sanctions may prevent Imperial Tobacco from doing business in certain jurisdictions entirely.

Further, Imperial Tobacco may suffer from adverse public reaction or reputational harm as a result of doing business in countries that have been identified as state sponsors of terrorism by the U.S. State Department or that are subject to international sanctions, notwithstanding that these sanctions do not apply to Imperial Tobacco as a U.K.-based group and regardless of the materiality of its operations in such countries to its operations or financial condition. Any such reaction could have a material adverse effect on Imperial Tobacco’s turnover, profit and financial condition.

Imperial Tobacco may be unable to identify further acquisition opportunities

Historically, Imperial Tobacco has engaged in acquisitions, which have been complementary to the organic growth of the Group. The continuation of this expansion strategy is dependent on, among other things, identifying suitable acquisition or investment opportunities and successfully consummating those transactions. Antitrust or similar laws may make it difficult for Imperial Tobacco to make additional acquisitions if regulators in countries where it and potential acquisition targets operate believe that a proposed transaction will have an adverse effect on competition in the relevant market. Even if Imperial Tobacco is able to identify candidates for acquisition, it may be difficult to complete transactions. Imperial Tobacco has historically faced competition for acquisitions, and in the future this could limit its ability to grow by this method or could raise the price of acquisitions and make them less attractive. In addition, if Imperial Tobacco is unable to secure necessary financing, it may not be able to grow its business through acquisitions.

Imperial Tobacco may be adversely affected by its significant market position in certain markets

Imperial Tobacco has significant market shares in certain markets in which it operates, including the United Kingdom and Germany. As a result, Imperial Tobacco may be subject to investigation for abuse of its position in these markets, which could result in adverse regulatory action by the authorities, including monetary fines and negative publicity.

In fiscal 2003, Imperial Tobacco received an enquiry from the Office of Fair Trading in the United Kingdom (“OFT”) into an alleged infringement of U.K. competition law. Information relating to operations of the U.K. tobacco supply chain was supplied to the OFT in October 2003 and again during April 2005. The OFT’s investigation is ongoing.

If the OFT were to decide that there are grounds for an infringement decision against the Group, it would issue a Statement of Objections setting out its preliminary findings and the basis for those findings. Imperial Tobacco would then have an opportunity to respond to these preliminary findings. If the OFT were subsequently to make an infringement finding, Imperial Tobacco would be able to appeal the OFT’s infringement decision to the Competition Appeal Tribunal. As at the date of this Prospectus, the OFT has not made any such announcements.

In the event that the OFT decides that a company has infringed U.K. competition law, it may impose a fine. The amount of the fine is calculated by reference to the turnover of the infringing company. The rules regarding the maximum amount of such a penalty changed on 1st May 2004. Before that date, the maximum amount of a fine was 10% of a company’s U.K. turnover for up to three years. In the three years to 30th September 2003, Imperial Tobacco’s aggregate net U.K. turnover was £2,215 million. Under the revised rules, a fine may not exceed 10% of a company’s world-wide turnover. However, the OFT’s guidelines state that where an infringement ended before 1st May 2004, the fine may not exceed the maximum penalty under the old rules. In either case, the applicable turnover on which the amount of a fine is based expressly excludes VAT and other taxes directly related to turnover, which Imperial Tobacco has been advised would also exclude duty.

There can be no assurances that any such investigations will not result in actions being brought against Imperial Tobacco or that any such investigations or publicity will not have an adverse effect on its turnover, profit or financial condition.

Imperial Tobacco is exposed to currency fluctuations

Imperial Tobacco is exposed to the translation of the results of overseas subsidiaries into pounds sterling as well as the impact of trading transactions in foreign currencies. For significant acquisitions of overseas companies, borrowings are raised in the local currency to minimise the balance sheet translation risk.

In the 2003, 2004 and 2005 fiscal years, 60% (£6,844 million), 57% (£6,229 million) and 58% (£6,533 million) respectively of Imperial Tobacco’s turnover, and 64% (£729 million), 63% (£764 million) and 64% (£830 million) respectively of its operating profit excluding exceptional items and amortization, was generated in markets outside the United Kingdom. The majority of sales in these markets are invoiced by Imperial Tobacco in currencies other than Sterling, in particular, the euro. Imperial Tobacco’s material foreign currency denominated costs include the purchase of tobacco leaf, which is sourced from various countries but purchased principally in US dollars, and packaging materials, which are sourced from various countries and purchased in a number of currencies.

Imperial Tobacco is exposed to tobacco leaf price fluctuations

Imperial Tobacco’s financial results are exposed to fluctuations in the price of tobacco leaf. Other than the cultivation of tobacco leaf principally for use by subsidiaries of Tobaccor S.A.S., Imperial Tobacco is not directly involved in the cultivation of tobacco leaf. As with other agricultural commodities, the price of tobacco leaf tends to be cyclical, as supply and demand considerations influence tobacco plantings in those countries where tobacco is grown. Different regions may experience variations in weather patterns that may affect crop quality or supply and so lead to changes in price. In addition, political situations, such as those in Zimbabwe, may result in a significantly reduced tobacco crop in any affected country. This may also lead to increases in price that Imperial Tobacco may be unable to pass on to customers. Imperial Tobacco seeks to reduce its exposure to individual markets by sourcing tobacco leaf from a number of different countries, including Brazil, China, Greece, Tanzania and India.

Imperial Tobacco is exposed to interest rate fluctuations

Imperial Tobacco is exposed to fluctuations in interest rates on its borrowings and surplus cash. As at 30th September 2005, approximately 21% of its net debt was denominated in Sterling, 77% in euro and the remaining 2% in other currencies. This compares with the position as at 30th September 2004, when approximately 19% of its net debt, including deferred consideration, was denominated in pounds sterling, 80% in euro and the remaining 1% in other currencies. Accordingly, Imperial Tobacco’s financial results are currently mainly exposed to gains or losses arising from fluctuations in pounds sterling and euro interest rates.

Imperial Tobacco operates in highly competitive markets

Imperial Tobacco’s principal competitors are Philip Morris International Inc. (or Philip Morris), British American Tobacco plc (or BAT), Japan Tobacco International Inc. (or Japan Tobacco), Gallaher Group Plc (or Gallaher), and Altadis S.A. (or Altadis). These companies, some of which have greater financial resources than Imperial Tobacco, remain strong competitors in the international markets in which Imperial Tobacco operates. Any increase in competitive activity of these companies and other local manufacturers could lead to further competition and pricing pressure on Imperial Tobacco’s brands and reduce profit margins. Imperial Tobacco’s ability to compete with these companies may be limited by the regulatory environment in which it operates, including advertising restrictions, and this may adversely impact efforts to strengthen Imperial Tobacco’s brand portfolio. Actions from competitors may also have an unfavourable impact on Imperial Tobacco’s ability to meet its strategy of growing the group organically and through acquisitions.

Factors which are material for the purpose of assessing the market risks associated with Notes issued under the Programme

Notes may not be a suitable investment for all investors

Each potential investor in any Notes must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

(i)

have sufficient knowledge and experience to make a meaningful evaluation of the relevant Notes, the merits and risks of investing in the relevant Notes and the information contained or incorporated by reference in this Prospectus or any applicable supplement;

(ii)

have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the relevant Notes and the impact such investment will have on its overall investment portfolio;

(iii)

have sufficient financial resources and liquidity to bear all of the risks of an investment in the relevant Notes, including where principal or interest is payable in one or more currencies, or where the currency for principal or interest payments is different from the potential investor’s currency;

(iv)	understand thoroughly the terms of the relevant Notes and be familiar with the behaviour of any relevant indices and financial markets; and

(v)

be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

Some Notes are complex financial instruments and such instruments may be purchased as a way to reduce risk or enhance yield with an understood, measured, appropriate addition of risk to their overall portfolios. A potential investor should not invest in Notes which are complex financial instruments unless it has the expertise (either alone or with the help of a financial adviser) to evaluate how the Notes will perform under changing conditions, the resulting effects on the value of such Notes and the impact this investment will have on the potential investor’s overall investment portfolio.

Risks related to the structure of a particular issue of Notes

A wide range of Notes may be issued under the Programme. A number of these Notes may have features which contain particular risks for potential investors. Set out below is a description of certain such features:

Notes subject to optional redemption by the Issuers

An optional redemption feature is likely to limit the market value of Notes. During any period when the Issuers may elect to redeem Notes, the market value of those Notes generally will not rise substantially above the price at which they can be redeemed. This also may be true prior to any redemption period.

The Issuers may be expected to redeem Notes when its cost of borrowing is lower than the interest rate on the Notes. At those times, an investor generally would not be able to reinvest the redemption proceeds at an effective interest rate as high as the interest rate on the Notes being redeemed and may only be able to do so at a significantly lower rate. Potential investors should consider reinvestment risk in light of other investments available at that time.

Index Linked Notes and Dual Currency Notes

The Issuers may issue Notes with principal or interest determined by reference to an index or formula, to changes in the prices of securities or commodities, to movements in currency exchange rates or other factors (each, a “Relevant Factor”). In addition, the Issuers may issue Notes with principal or interest payable in one or more currencies which may be different from the currency in which the Notes are denominated. Potential investors should be aware that:

(i)	the market price of such Notes may be volatile;

(ii)	they may receive no interest;

(iii)	payment of principal or interest may occur at a different time or in a different currency than expected;

(iv)	the amount of principal payable at redemption may be less than the nominal amount of such Notes or even zero;

(v)	a Relevant Factor may be subject to significant fluctuations that may not correlate with changes in interest rates, currencies or other indices;

(vi)

if a Relevant Factor is applied to Notes in conjunction with a multiplier greater than one or contains some other leverage factor, the effect of changes in the Relevant Factor on principal or interest payable will likely be magnified; and

(vii)

the timing of changes in a Relevant Factor may affect the actual yield to investors, even if the average level is consistent with their expectations. In general, the earlier the change in the Relevant Factor, the greater the effect on yield.

Partly-paid Notes

The Issuers may issue Notes where the issue price is payable in more than one instalment. Failure to pay any subsequent instalment could result in an investor losing all of its investment.

Variable rate Notes with a multiplier or other leverage factor

Notes with variable interest rates can be volatile investments. If they are structured to include multipliers or other leverage factors, or caps or floors, or any combination of those features or other similar related features, their market values may be even more volatile than those for securities that do not include those features.

Fixed/Floating Rate Notes

Fixed/Floating Rate Notes may bear interest at a rate that the Issuers may elect to convert from a fixed rate to a floating rate, or from a floating rate to a fixed rate. The Issuers’ ability to convert the interest rate will affect the secondary market and the market value of such Notes since the Issuers may be expected to convert the rate when it is likely to produce a lower overall cost of borrowing. If the Issuers convert from a fixed rate to a floating rate, the spread on the Fixed/Floating Rate Notes may be less favourable than then prevailing spreads on comparable Floating Rate Notes tied to the same reference rate. In addition, the new floating rate at any time may be lower than the rates on other Notes. If the Issuers convert from a floating rate to a fixed rate, the fixed rate may be lower than then prevailing rates on their Notes.

Inverse Floating Rate Notes

Inverse Floating Rate Notes have an interest rate equal to a fixed rate minus a rate based upon a reference rate such as LIBOR. The market values of those Notes typically are more volatile than market values of other conventional floating rate debt securities based on the same reference rate (and with otherwise comparable terms). Inverse Floating Rate Notes are more volatile because an increase in the reference rate not only decreases the interest rate of the Notes, but may also reflect an increase in prevailing interest rates, which further adversely affects the market value of these Notes.

Notes issued at a substantial discount or premium

The market values of securities issued at a substantial discount or premium to their nominal amount tend to fluctuate more in relation to general changes in interest rates than do prices for conventional interest-bearing securities. Generally, the longer the remaining term of the securities, the greater the price volatility as compared to conventional interest-bearing securities with comparable maturities.

Risks related to Notes generally

Set out below is a brief description of certain risks relating to the Notes generally:

Modification, waivers and substitution

The Terms and Conditions of the Notes contain provisions for calling meetings of Noteholders to consider matters affecting their interests generally. These provisions permit defined majorities to bind all Noteholders including Noteholders who did not attend and vote at the relevant meeting and Noteholders who voted in a manner contrary to the majority.

The Terms and Conditions of the Notes also provide that the Trustee may, without the consent of Noteholders, agree to (i) any modification of, or to the waiver or authorisation of any breach or proposed breach of, any of the provisions of Notes or (ii) determine without the consent of the Noteholders that any Event of Default or potential Event of Default shall not be treated as such or (iii) the substitution of another company as principal debtor under any Notes in place of the Issuers, in the circumstances described in Condition 11 of the Terms and Conditions of the Notes.

European Monetary Union

If the United Kingdom joins the European Monetary Union prior to the maturity of the Notes, there is no assurance that this would not adversely affect investors in the Notes. It is possible that prior to the maturity of the Notes the United Kingdom may become a participating Member State and that the euro may become the lawful currency of the United Kingdom. In that event (i) all amounts payable in respect of any Notes denominated in Sterling may become payable in euro (ii) the law may allow or require such Notes to be re-denominated into Euro and additional measures to be taken in respect of such Notes; and (iii) there may no longer be available published or displayed rates for deposits in Sterling used to determine the rates of interest on such Notes or changes in the way those rates are calculated, quoted and published or displayed. The introduction of the euro could also be accompanied by a volatile interest rate environment, which could adversely affect investors in the Notes.

EU Savings Directive

Under EC Council Directive 2003/48/EC on the taxation of savings income, each Member State is required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However, for a transitional period, Belgium, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories including Switzerland have adopted similar measures (a withholding system in the case of Switzerland) with effect from the same date.

If a payment were to be made or collected through a Member State which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment, neither Issuer nor any Paying Agent nor any other person would be obliged to pay additional amounts with respect to any Note as a result of the imposition of such withholding tax. If a withholding tax is imposed on payment made by a Paying Agent, the Issuers will be required to maintain a Paying Agent, in a Member State that will not be obliged to withhold or deduct tax pursuant to the Directive.

Change of law

The Terms and Conditions of the Notes are based on English law in effect as at the date of issue of the relevant Notes. No assurance can be given as to the impact of any possible judicial decision or change to English law or administrative practice after the date of issue of the relevant Notes.

Integral multiples of less than €50,000

Although Notes which are admitted to trading on a regulated market within the European Economic Area or offered to the public in a Member State of the European Economic Area in circumstances which require the publication of a prospectus under the Prospectus Directive are required to have a minimum Specified Denomination of €50,000 (or its equivalent in any other currency as at the date of issue of the relevant Notes), it is possible that the Notes may be traded in the clearing systems in amounts in excess of €50,000 (or its equivalent) that are not integral multiples of €50,000 (or its equivalent). In such a case, should definitive Notes be required to be issued, they will be issued only in the Specified Denominations and will in no circumstances be issued to Noteholders who hold Notes in the relevant clearing system in amounts that are less than the Specified Denomination. In such a case, Noteholders who hold Notes in the relevant clearing system in amounts that are not integral multiples of a Specified Denomination may need to purchase or sell, on or before the relevant Exchange Date, a principal amount of Notes such that their holding is an integral multiple of a Specified Denomination.

Risks related to the market generally

Set out below is a brief description of certain market risks, including liquidity risk, exchange rate risk, interest rate risk and credit risk:

The secondary market generally

Notes may have no established trading market when issued, and one may never develop. If a market does develop, it may not be liquid. Therefore, investors may not be able to sell their Notes easily or at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. This is particularly the case for Notes that are especially sensitive to interest rate, currency or market risks, are designed for specific investment objectives or strategies or have been structured to meet the investment requirements of limited categories of investors. These types of Notes generally would have a more limited secondary market and more price volatility than conventional debt securities. Illiquidity may have a severely adverse effect on the market value of Notes.

Exchange rate risks and exchange controls

The Issuers will pay principal and interest on the Notes in the Specified Currency. This presents certain risks relating to currency conversions if an investor’s financial activities are denominated principally in a currency or currency unit (the “Investor’s Currency”) other than the Specified Currency. These include the risk that exchange rates may significantly change (including changes due to devaluation of the Specified Currency or revaluation of the Investor’s Currency) and the risk that authorities with jurisdiction over the Investor’s Currency may impose or modify exchange controls. An appreciation in the value of the Investor’s Currency relative to the Specified Currency would decrease (1) the Investor’s Currency-equivalent yield on the Notes, (2) the Investor’s Currency equivalent value of the principal payable on the Notes and (3) the Investor’s Currency equivalent market value of the Notes. Government and monetary authorities may impose (as some have done in the past) exchange controls that could adversely affect an applicable exchange rate. As a result, investors may receive less interest or principal than expected, or no interest or principal.

Interest rate risks

Investment in Fixed Rate Notes involves the risk that subsequent changes in market interest rates may adversely affect the value of Fixed Rate Notes.

Credit ratings may not reflect all risks

One or more independent credit rating agencies may assign credit ratings to an issue of Notes. The ratings may not reflect the potential impact of all risks related to structure, market, additional factors discussed above, and other factors that may affect the value of the Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

Legal investment considerations may restrict certain investments

The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. Each potential investor should consult its legal advisers to determine whether and to what extent (1) Notes are legal investments for it, (2) Notes can be used as collateral for various types of borrowing and (3) other restrictions apply to its purchase or pledge of any Notes. Financial institutions should consult their legal advisers or the appropriate regulators to determine the appropriate treatment of Notes under any applicable risk-based capital or similar rules.

Interests of the Dealers

Certain of the Dealers and their affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with, and may perform services for, the Issuers, the Guarantor and their affiliates in the ordinary course of business.

(1)   Delete if the Issuer is Imperial Tobacco Finance (2) PLC

(2)   Delete if the Issuer is Imperial Tobacco Finance PLC

Terms and Conditions of the Notes

The following is the text of the terms and conditions that, subject to amendment and as supplemented or varied in accordance with the provisions of Part A of the relevant Final Terms, shall be applicable to the Notes in definitive form (if any) issued in exchange for the Global Note(s) representing each Series. Either (i) the full text of these terms and conditions together with the relevant provisions of Part A of the Final Terms or (ii) these terms and conditions as so completed, amended, supplemented or varied (and subject to simplification by the deletion of non-applicable provisions), shall be endorsed on such Bearer Notes or on the Certificates relating to such Registered Notes. All capitalised terms that are not defined in these Conditions will have the meanings given to them in Part A of the relevant Final Terms. Those definitions will be endorsed on the definitive Notes or Certificates, as the case may be. References in the Conditions to “Notes” are to the Notes of one Series only, not to all Notes that may be issued under the Programme and references to the “Issuer” are to the issuer of such Notes.

The Notes are constituted by a Trust Deed (as amended or supplemented as at the date of issue of the Notes (the “Issue Date”), the “Trust Deed”) dated 13th January 2006 between Imperial Tobacco Finance PLC [(the “Issuer”)]1, Imperial Tobacco Finance (2) PLC [(the “Issuer”)]2, Imperial Tobacco Group PLC (the “Guarantor”) and JPMorgan Chase Bank, N.A. (the “Trustee”, which expression shall include all persons for the time being the trustee or trustees under the Trust Deed) as trustee for the Noteholders (as defined below). These terms and conditions include summaries of, and are subject to, the detailed provisions of the Trust Deed, which includes the form of the Bearer Notes, Certificates, Receipts, Coupons and Talons referred to below. An Agency Agreement (as amended or supplemented as at the Issue Date, the “Agency Agreement”) dated 13th January 2006 has been entered into in relation to the Notes between [Imperial Tobacco Finance PLC,]1 [Imperial Tobacco Finance (2) PLC]2 the Guarantor, the Trustee, JPMorgan Chase Bank, N.A. as initial issuing and paying agent and the other agents named in it. The issuing and paying agent, the paying agents, the registrar, the transfer agents and the calculation agent(s) for the time being (if any) are referred to below respectively as the “Issuing and Paying Agent”, the “Paying Agents” (which expression shall include the Issuing and Paying Agent), the “Registrar”, the “Transfer Agents” (which expression shall include the Registrar) and the “Calculation Agent(s)”. Copies of the Trust Deed and the Agency Agreement are available for inspection during usual business hours at the principal office of the Trustee (presently at Trinity Tower,
9 Thomas More Street, London E1W 1YT) and at the specified offices of the Paying Agents and the Transfer Agents.

The Noteholders, the holders of the interest coupons (the “Coupons”) relating to interest bearing Notes in bearer form and, where applicable in the case of such Notes, talons for further Coupons (the “Talons”) (the “Couponholders”) and the holders of the receipts for the payment of instalments of principal (the “Receipts”) relating to Notes in bearer form of which the principal is payable in instalments are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Trust Deed and are deemed to have notice of those provisions applicable to them of the Agency Agreement.

1.              Form, Denomination and Title

The Notes are issued in bearer form (“Bearer Notes”, which expression includes Notes that are specified to be Exchangeable Bearer Notes), in registered form (“Registered Notes”) or in bearer form exchangeable for Registered Notes (“Exchangeable Bearer Notes”) in each case in the Specified Denomination(s) shown hereon provided that in the case of any Notes which are to be admitted to trading on a regulated market within the European Economic Area or offered to the public in a Member State of the European Economic Area in circumstances which require the publication of a Prospectus under the Prospectus Directive, the minimum Specified Denomination shall be €50,000 (or its equivalent in any other currency as at the date of issue of the relevant Notes).

All Registered Notes shall have the same Specified Denomination. Where Exchangeable Bearer Notes are issued, the Registered Notes for which they are exchangeable shall have the same Specified Denomination as the lowest denomination of Exchangeable Bearer Notes.

So long as the Notes are represented by a temporary Global Note, permanent Global Note or Global Certificate and the relevant clearing system(s) so permit, the Notes shall be tradeable only in principal amounts of at least the Specified Denomination (or if more than one Specified Denomination, the lowest Specified Denomination) provided hereon and integral multiples of the Tradeable Amount in excess thereof provided in the relevant Final Terms.

This Note is a Fixed Rate Note, a Floating Rate Note, a Zero Coupon Note, an Index Linked Interest Note, an Index Linked Redemption Note, an Instalment Note, a Dual Currency Note or a Partly Paid Note, a combination of any of the foregoing or any other kind of Note, depending upon the Interest and Redemption/Payment Basis shown hereon.

Bearer Notes are serially numbered and are issued with Coupons (and, where appropriate, a Talon) attached, save in the case of Zero Coupon Notes in which case references to interest (other than in relation to interest due after the Maturity Date), Coupons and Talons in these Conditions are not applicable. Instalment Notes are issued with one or more Receipts attached.

Registered Notes are represented by registered certificates (“Certificates”) and, save as provided in Condition 2(c), each Certificate shall represent the entire holding of Registered Notes by the same holder.

Title to the Bearer Notes and the Receipts, Coupons and Talons shall pass by delivery. Title to the Registered Notes shall pass by registration in the register that the Issuer shall procure to be kept by the Registrar in accordance with the provisions of the Agency Agreement (the “Register”). Except as ordered by a court of competent jurisdiction or as required by law, the holder (as defined below) of any Note, Receipt, Coupon or Talon shall be deemed to be and may be treated as its absolute owner for all purposes whether or not it is overdue and regardless of any notice of ownership, trust or an interest in it, any writing on it (or on the Certificate representing it) or its theft or loss (or that of the related Certificate) and no person shall be liable for so treating the holder.

In these Conditions, “Noteholder” means the bearer of any Bearer Note and the Receipts relating to it or the person in whose name a Registered Note is registered (as the case may be), “holder” (in relation to a Note, Receipt, Coupon or Talon) means the bearer of any Bearer Note, Receipt, Coupon or Talon or the person in whose name a Registered Note is registered (as the case may be) and capitalised terms have the meanings given to them hereon, the absence of any such meaning indicating that such term is not applicable to the Notes.

2.              Exchanges of Exchangeable Bearer Notes and Transfers of Registered Notes

(a)       Exchange of Exchangeable Bearer Notes

Subject as provided in Condition 2(f), Exchangeable Bearer Notes may be exchanged for the same nominal amount of Registered Notes at the request in writing of the relevant Noteholder and upon surrender of each Exchangeable Bearer Note to be exchanged, together with all unmatured Receipts, Coupons and Talons relating to it, at the specified office of any Transfer Agent; provided, however, that where an Exchangeable Bearer Note is surrendered for exchange after the Record Date (as defined in Condition 7(b)) for any payment of interest, the Coupon in respect of that payment of interest need not be surrendered with it. Registered Notes may not be exchanged for Bearer Notes. Bearer Notes of one Specified Denomination may not be exchanged for Bearer Notes of another Specified Denomination. Bearer Notes that are not Exchangeable Bearer Notes may not be exchanged for Registered Notes.

(b)       Transfer of Registered Notes

One or more Registered Notes may be transferred upon the surrender (at the specified office of the Registrar or any Transfer Agent) of the Certificate representing such Registered Notes to be transferred, together with the form of transfer endorsed on such Certificate, (or another form of transfer substantially in the same form and containing the same representations and certifications (if any), unless otherwise agreed by the Issuer), duly completed and executed and any other evidence as the Registrar or Transfer Agent may reasonably require. In the case of a transfer of part only of a holding of Registered Notes represented by one Certificate, a new Certificate shall be issued to the transferee in respect of the part transferred and a further new Certificate in respect of the balance of the holding not so transferred shall be issued to the transferor. All transfers of Notes and entries on the Register will be made subject to the detailed regulations concerning transfers of Notes scheduled to the Agency Agreement. The regulations may be changed by the Issuer, with the prior written approval of the Registrar and the Trustee. A copy of the current regulations will be made available by the Registrar to any Noteholder upon request.

(c)        Exercise of Options or Partial Redemption in Respect of Registered Notes

In the case of an exercise of an Issuer’s or Noteholders’ option in respect of, or a partial redemption of, a holding of Registered Notes represented by a single Certificate, a new Certificate shall be issued to the holder to reflect the exercise of such option or in respect of the balance of the holding not redeemed. In the case of a partial exercise of an option resulting in Registered Notes of the same holding having different terms, separate Certificates shall be issued in respect of those Notes of that holding that have the same terms. New Certificates shall only be issued against surrender of the existing Certificates to the Registrar or any Transfer Agent. In the case of a transfer of Registered Notes to a person who is already a holder of Registered Notes, a new Certificate representing the enlarged holding shall only be issued against surrender of the Certificate representing the existing holding of Registered Notes.

(d)       Delivery of New Certificates

Each new Certificate to be issued pursuant to Conditions 2(a), (b) or (c) shall be available for delivery within three business days of receipt of the request for exchange, form of transfer or Exercise Notice (as defined in Condition 6(e)) or surrender of the Certificate for exchange. Delivery of the new Certificate(s) shall be made at the specified office of the Transfer Agent or of the Registrar (as the case may be) to whom delivery or surrender of such request for exchange, form of transfer, Exercise Notice or Certificate shall have been made or, at the option of the holder making such delivery or surrender as aforesaid and as specified in the relevant request for exchange, form of transfer, Exercise Notice or otherwise in writing, be mailed by ordinary uninsured post at the risk of the holder entitled to the new Certificate to such address as may be so specified, unless such holder requests otherwise and pays in advance to the relevant Transfer Agent the costs of such other method of delivery and/or such insurance as it may specify. In this Condition (d), “business day” means a day, other than a Saturday or Sunday, on which banks are open for business in the place of the specified office of the relevant Transfer Agent or the Registrar (as the case may be).

(e)        Exchange Free of Charge

Exchange and transfer of Notes and Certificates on registration, transfer, exercise of an option or partial redemption shall be effected without charge by or on behalf of the Issuer, the Registrar or the Transfer Agents, but upon payment of any tax or other governmental charges that may be imposed in relation to it (or the giving of such indemnity as the Registrar or the relevant Transfer Agent may require).

(f)           Closed Periods

No Noteholder may require the transfer of a Registered Note to be registered or an Exchangeable Bearer Note to be exchanged for one or more Registered Note(s) (i) during the period of 15 days ending on the due date for redemption of, or payment of any Instalment Amount in respect of, that Note, (ii) during the period of 15 days prior to any date on which Notes may be called for redemption by the Issuer at its option pursuant to Condition 6(d), (iii) after any such Note has been called for redemption or (iv) during the period of seven days ending on (and including) any Record Date. An Exchangeable Bearer Note called for redemption by the Issuer may, however, be exchanged for one or more Registered Note(s) in respect of which the Certificate is simultaneously surrendered not later than the relevant Record Date.

3.              Guarantee and Status

(a)       Guarantee

The Guarantor has unconditionally and irrevocably guaranteed the due payment of all sums expressed to be payable by the Issuer under the Trust Deed, the Notes, Receipts and Coupons. The Guarantor’s obligations in that respect (the “Guarantee”) are contained in the Trust Deed.

(b)       Status of Notes and Guarantee

The Notes, and the Receipts and Coupons relating to them, constitute (subject to Condition 4) unsubordinated and unsecured obligations of the Issuer and shall at all times rank pari passu and rateably without any preference among themselves. The payment obligations of the Issuer under the Notes and the Receipts and Coupons relating to them and of the Guarantor under the Guarantee shall, save for such exceptions as may be provided by applicable legislation and subject to Condition 4, at all times rank at least equally with all other unsecured and unsubordinated indebtedness and monetary obligations of the Issuer and the Guarantor respectively, present and future.

4.              Negative Pledge

So long as any of the Notes, Receipts or Coupons remains outstanding (as defined in the Trust Deed) each of the Issuer and the Guarantor undertakes that it will not, and, in the case of the Guarantor, that it will procure that no Subsidiary (as defined below) will, create or have outstanding any mortgage, charge, pledge, lien or other form of encumbrance or security interest (each a “Security Interest”) upon the whole or any part of its undertaking, assets or revenues (including any uncalled capital), present or future, in order to secure any Relevant Debt (as defined below) or to secure any guarantee of or indemnity in respect of any Relevant Debt unless, at the same time or prior thereto, the Issuer’s obligations under the Notes, Receipts, Coupons and the Trust Deed or, as the case may be, the Guarantor’s obligations under the Guarantee (A) are secured equally and rateably therewith to the satisfaction of the Trustee or (B) have the benefit of such other security, guarantee, indemnity or other arrangement as the Trustee in its absolute discretion shall deem to be not materially less beneficial to the Noteholders or as shall be approved by an Extraordinary Resolution (as defined in the Trust Deed) of the Noteholders.

For the purposes of these Conditions:

“Relevant Debt” means any present or future indebtedness in the form of, or represented by, bonds, notes, debentures, loan stock or other securities that are for the time being, or are capable of being, quoted, listed or ordinarily dealt in on any stock exchange, automated trading system, over-the-counter or other securities market.

“Subsidiary” means any entity whose affairs are required by law or in accordance with generally accepted accounting principles applicable in the United Kingdom to be consolidated in the consolidated accounts of the Guarantor.

5.              Interest and other Calculations

(a)       Interest on Fixed Rate Notes

Each Fixed Rate Note bears interest on its outstanding nominal amount from the Interest Commencement Date at the rate per annum (expressed as a percentage) equal to the Rate of Interest, such interest being payable in arrear on each Interest Payment Date.

If a Fixed Coupon Amount or a Broken Amount is specified hereon, the amount of interest payable on each Interest Payment Date will amount to the Fixed Coupon Amount or, if applicable, the Broken Amount so specified and in the case of the Broken Amount will be payable on the particular Interest Payment Date(s) specified hereon.

(b)       Interest on Floating Rate Notes and Index Linked Interest Notes

(i) Interest Payment Dates

Each Floating Rate Note and Index Linked Interest Note bears interest on its outstanding nominal amount from the Interest Commencement Date at the rate per annum (expressed as a percentage) equal to the Rate of Interest, such interest being payable in arrear on each Interest Payment Date. Such Interest Payment Date(s) is/are either shown hereon as Specified Interest Payment Dates or, if no Specified Interest Payment Date(s) is/are shown hereon, Interest Payment Date shall mean each date which falls the number of months or other period shown hereon as the Specified Period after the preceding Interest Payment Date or, in the case of the first Interest Payment Date, after the Interest Commencement Date.

(ii) Business Day Convention

If any date referred to in these Conditions that is specified to be subject to adjustment in accordance with a Business Day Convention would otherwise fall on a day that is not a Business Day, then, if the Business Day Convention specified is (A) the Floating Rate Business Day Convention, such date shall be postponed to the next day that is a Business Day unless it would thereby fall into the next calendar month, in which event (x) such date shall be brought forward to the immediately preceding Business Day and (y) each subsequent such date shall be the last Business Day of the month in which such date would have fallen had it not been subject to adjustment, (B) the Following Business Day Convention, such date shall be postponed to the next day that is a

Business Day, (C) the Modified Following Business Day Convention, such date shall be postponed to the next day that is a Business Day unless it would thereby fall into the next calendar month, in which event such date shall be brought forward to the immediately preceding Business Day or (D) the Preceding Business Day Convention, such date shall be brought forward to the immediately preceding Business Day.

(iii) Rate of Interest for Floating Rate Notes

The Rate of Interest in respect of Floating Rate Notes for each Interest Accrual Period shall be determined in the manner specified hereon and the provisions below relating to either ISDA Determination or Screen Rate Determination shall apply, depending upon which is specified hereon.

(A)      ISDA Determination for Floating Rate Notes

Where ISDA Determination is specified hereon as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Accrual Period shall be determined by the Calculation Agent as a rate equal to the relevant ISDA Rate plus or minus (as indicated hereon) the Margin (if any). For the purposes of this sub-paragraph (A), “ISDA Rate” for an Interest Accrual Period means a rate equal to the Floating Rate that would be determined by the Calculation Agent under a Swap Transaction under the terms of an agreement incorporating the ISDA Definitions and under which:

(x) the Floating Rate Option is as specified hereon

(y) the Designated Maturity is a period specified hereon and

(z) the relevant Reset Date is the first day of that Interest Accrual Period unless otherwise specified hereon.

For the purposes of this sub-paragraph (A), “Floating Rate”, “Calculation Agent”, “Floating Rate Option”, “Designated Maturity”, “Reset Date” and “Swap Transaction” have the meanings given to those terms in the ISDA Definitions.

(B)      Screen Rate Determination for Floating Rate Notes

(x) Where Screen Rate Determination is specified hereon as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Accrual Period will, subject as provided below, be either:

(1) the offered quotation; or

(2) the arithmetic mean of the offered quotations,

(expressed as a percentage rate per annum) for the Reference Rate which appears or appear, as the case may be, on the Relevant Screen Page as at either 11.00 a.m. (London time in the case of LIBOR or Brussels time in the case of EURIBOR) on the Interest Determination Date in question as determined by the Calculation Agent. If five or more of such offered quotations are available on the Relevant Screen Page, the highest (or, if there is more than one such highest quotation, one only of such quotations) and the lowest (or, if there is more than one such lowest quotation, one only of such quotations) shall be disregarded by the Calculation Agent for the purpose of determining the arithmetic mean of such offered quotations.

If the Reference Rate from time to time in respect of Floating Rate Notes is specified in the applicable Final Terms as being other than LIBOR or EURIBOR, the Rate of Interest in respect of such Notes will be determined as provided in the applicable Final Terms.

(y) if the Relevant Screen Page is not available or if sub-paragraph (x)(1) above applies and no such offered quotation appears on the Relevant Screen Page or if sub-paragraph (x)(2) above applies and fewer than three such offered quotations appear on the Relevant Screen Page in each case as at the time specified above, subject as provided below, the Calculation Agent shall request, if the Reference Rate is LIBOR, the principal London office of each of the Reference Banks or, if the Reference Rate is EURIBOR, the principal Euro-zone office of each of the Reference Banks, to provide the Calculation Agent with its offered quotation (expressed as a percentage rate per annum) for the Reference Rate if the Reference Rate is LIBOR, at approximately 11.00 a.m. (London time), or if the Reference Rate is EURIBOR, at approximately 11.00 a.m. (Brussels time) on the Interest Determination Date in question. If two or more of the Reference Banks provide the Calculation Agent with such offered quotations, the Rate of Interest for such Interest Period shall be the arithmetic mean of such offered quotations as determined by the Calculation Agent; and

(z) if paragraph (y) above applies and the Calculation Agent determines that fewer than two Reference Banks are providing offered quotations, subject as provided below, the Rate of Interest shall be the arithmetic, mean of the rates per annum (expressed as a percentage) as communicated to (and at the request of) the Calculation Agent by the Reference Banks or any two or more of them, at which such banks were offered, if the Reference Rate is LIBOR, at approximately 11.00 a.m. (London time) or, if the Reference Rate is EURIBOR, at approximately 11.00 a.m. (Brussels time) on the relevant Interest Determination Date, deposits in the Specified Currency for a period equal to that which would have been used for the Reference Rate by leading banks in, if the Reference Rate is LIBOR, the London inter-bank market or, if the Reference Rate is EURIBOR, the Euro-zone inter-bank market, as the case may be, or, if fewer than two of the Reference Banks provide the Calculation Agent with such offered rates, the offered rate for deposits in the Specified Currency for a period equal to that which would have been used for the Reference Rate, or the arithmetic mean of the offered rates for deposits in the Specified Currency for a period equal to that which would have been used for the Reference Rate, at which, if the Reference Rate is LIBOR, at approximately 11.00 a.m. (London time) or, if the Reference Rate is EURIBOR, at approximately 11.00 a.m. (Brussels time), on the relevant Interest Determination Date, any one or more banks (which bank or banks is or are in the opinion of the Trustee and the Issuers suitable for such purpose) informs the Calculation Agent it is quoting to leading banks in, if the Reference Rate is LIBOR, the London inter-bank market or, if the Reference Rate is EURIBOR, the Euro-zone inter-bank market, as the case may be, provided that, if the Rate of Interest cannot be determined in accordance with the foregoing provisions of this paragraph, the Rate of Interest shall be determined as at the last preceding Interest

Determination Date (though substituting, where a different Margin or Maximum or Minimum Rate of Interest is to be applied to the relevant Interest Accrual Period from that which applied to the last preceding Interest Accrual Period, the Margin or Maximum or Minimum Rate of Interest relating to the relevant Interest Accrual Period, in place of the Margin or Maximum or Minimum Rate of Interest relating to that last preceding Interest Accrual Period).

(iv) Rate of Interest for Index Linked Interest Notes

The Rate of Interest in respect of Index Linked Interest Notes for each Interest Accrual Period shall be determined in the manner specified hereon and interest will accrue by reference to an Index or Formula as specified hereon.

(c)        Zero Coupon Notes

Where a Note the Interest Basis of which is specified to be Zero Coupon is repayable prior to the Maturity Date and is not paid when due, the amount due and payable prior to the Maturity Date shall be the Early Redemption Amount of such Note. As from the Maturity Date, the Rate of Interest for any overdue principal of such a Note shall be a rate per annum (expressed as a percentage) equal to the Amortisation Yield (as described in Condition 6(b)(i)).

(d)       Dual Currency Notes

In the case of Dual Currency Notes, if the rate or amount of interest falls to be determined by reference to a Rate of Exchange or a method of calculating Rate of Exchange, the rate or amount of interest payable shall be determined in the manner specified hereon.

(e)        Partly Paid Notes

In the case of Partly Paid Notes (other than Partly Paid Notes which are Zero Coupon Notes), interest will accrue as aforesaid on the paid-up nominal amount of such Notes and otherwise as specified hereon.

(f)           Accrual of Interest

Interest shall cease to accrue on each Note on the due (late for redemption unless, upon due presentation, payment is improperly withheld or refused, in which event interest shall continue to accrue (as well after as before judgment) at the Rate of Interest in the manner provided in this Condition 5 to the Relevant Date (as defined in Condition 8).

(g)       Margin, Maximum/Minimum Rates of Interest, Instalment Amounts and Redemption Amounts and Rounding:

(i) If any Margin is specified hereon (either (x) generally, or (y) in relation to one or more Interest Accrual Periods), an adjustment shall be made to all Rates of Interest, in the case of (x), or the Rates of Interest for the specified Interest Accrual Periods, in the case of (y), calculated in accordance with Condition 5(b) above by adding (if a positive number) or subtracting the absolute value (if a negative number) of such Margin, subject always to the next paragraph.

(ii) If any Maximum or Minimum Rate of Interest, Instalment Amount or Redemption Amount is specified hereon, then any Rate of Interest, Instalment Amount or Redemption Amount shall be subject to such maximum or minimum, as the case may be.

(iii) For the purposes of any calculations required pursuant to these Conditions (unless otherwise specified), (x) all percentages resulting from such calculations shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with halves being rounded up), (y) all figures shall be rounded to seven significant figures (with halves being rounded up) and (z) all currency amounts that fall due and payable shall be rounded to the nearest unit of such currency (with halves being rounded up), save in the case of yen, which shall be rounded down to the nearest yen. For these purposes “unit” means the lowest amount of such currency that is available as legal tender in the country of such currency and, in the case of euro, means one cent.

(h)       Calculations

The amount of interest payable in respect of any Note for any period shall be calculated by multiplying the product of the Rate of Interest and the outstanding nominal amount of such Note by the Day Count Fraction, unless an Interest Amount (or a formula for its calculation) is specified in respect of such period, in which case the amount of interest payable in respect of such Note for such period shall equal such Interest Amount (or be calculated in accordance with such formula). Where any Interest Period comprises two or more Interest Accrual Periods, the amount of interest payable in respect of such Interest Period shall be the sum of the amounts of interest payable in respect of each of those Interest Accrual Periods.

(i)	Determination and Publication of Rates of Interest, Interest Amounts, Final Redemption Amounts, Early Redemption Amounts, Optional Redemption Amounts and Instalment Amounts

The Calculation Agent shall as soon as practicable on each Interest Determination Date or such other time on such date as the Calculation Agent may be required to calculate any rate or amount, obtain any quotation or make any determination or calculation, it shall determine such rate and calculate the Interest Amounts in respect of each Specified Denomination of the Notes for the relevant Interest Accrual Period, calculate the Final Redemption Amount, Early Redemption Amount, Optional Redemption Amount or Instalment Amount, obtain such quotation or make such determination or calculation, as the case may be, and cause the Rate of Interest and the Interest Amounts for each Interest Period and the relevant Interest Payment Date and, if required to be calculated, the Final Redemption Amount, Early Redemption Amount, Optional Redemption Amount or any Instalment Amount to be notified to the Trustee, the Issuer, each of the Paying Agents, the Noteholders, any other Calculation Agent appointed in respect of the Notes that is to make a further calculation upon receipt of such information and, if the Notes are listed on a stock exchange and the rules of such exchange so require, such exchange as soon as possible after their determination but in no event later than (1) the commencement of the relevant Interest Period, if determined prior to such time, in the case of notification to such exchange of a Rate of Interest and Interest Amount, or (ii) in all other cases, the fourth Business Day after such determination in accordance with Condition 16. Where any Interest Payment Date or Interest Period Date is subject to adjustment pursuant to Condition 5(b)(ii), the Interest Amounts and the Interest Payment Date so published may subsequently be amended (or appropriate alternative arrangements made with the consent of the Trustee by way of adjustment) without notice in the event of an extension or shortening of the Interest Period. If the Notes become due and payable under Condition 10, the accrued interest and the Rate of Interest payable in respect of the Notes shall nevertheless continue to be calculated as previously in accordance with this Condition but no publication of the Rate of Interest or the Interest Amount so calculated need be made unless the Trustee otherwise requires. The determination of any rate or amount, the obtaining of each quotation and the making of each determination or calculation by the Calculation Agent(s) shall (in the absence of manifest error) be final and binding upon all parties.

(j)           Determination or Calculation by Trustee

If the Calculation Agent does not at any time for any reason determine or calculate the Rate of Interest for an Interest Period or any Interest Amount, Instalment Amount, Final Redemption Amount, Early Redemption Amount or Optional Redemption Amount, the Trustee shall do so (or shall appoint an agent on its behalf to do so) and such determination or calculation shall be deemed to have been made by the Calculation Agent. In doing so, the Trustee shall apply the foregoing provisions of this Condition, with any necessary consequential amendments, to the extent that, in its opinion, it can do so, and, in all other respects it shall do so in such manner as it shall deem fair and reasonable in all the circumstances.

(k)       Definitions

In these Conditions, unless the context otherwise requires, the following defined terms shall have the meanings set out below:

“Business Day” means:

(i) in the case of a currency other than euro, a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in the Principal financial centre for such currency and/or

(ii) in the case of euro, a day on which the TARGET system is operating (a “TARGET Business Day”) and/or

(iii) in the case of a currency and/or one or more Additional Business Centres a day (other than a Saturday or a Sunday) on which commercial banks and foreign exchange markets settle payments in such currency in the Additional Business Centre(s) or, if no currency is indicated, generally in each of the Additional Business Centres.

“Day Count Fraction” means, in respect of the calculation of an amount of interest on any Note for any period of time (from and including the first day of such period to but excluding the last) (whether or not constituting an Interest Period, the “Calculation Period”):

(i) if “Actual/365” or “Actual/Actual — ISDA” is specified hereon, the actual number of days in the Calculation Period divided by 365 (or, if any portion of that Calculation Period falls in a leap year, the sum of (a) the actual number of days in that portion of the Calculation Period falling in a leap year divided by 366 and (b) the actual number of days in that portion of the Calculation Period falling in a non-leap year divided by 365)

(ii) if “Actual/365 (Fixed)” is specified hereon, the actual number of days in the Calculation Period divided by 365

(iii) if “Actual/360” is specified hereon, the actual number of days in the Calculation Period divided by 360

(iv) if “30/360”, “360/360” or “Bond Basis” is specified hereon, the number of days in the Calculation Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with 12 30-day months (unless (a) the last day of the Calculation Period is the 31st day of a month but the first day of the Calculation Period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day shall not be considered to be shortened to a 30-day month, or (b) the last day of the Calculation Period is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month)

(v) if “30E/360” or “Eurobond Basis” is specified hereon, the number of days in the Calculation Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with 12 30-day months, without regard to the date of the first day or last day of the Calculation Period unless, in the case of a Calculation Period ending on the Maturity Date, the Maturity Date is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month) and

(vi) if “Actual/Actual-ICMA” is specified hereon:

(a) if the Calculation Period is equal to or shorter than the Determination Period during which it falls, the number of days in the Calculation Period divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Periods normally ending in such Determination Period and (z) the number of Determination Periods normally ending in any year and

(b) if the Calculation Period is longer than one Determination Period, the sum of:

(x) the number of days in such Calculation Period falling in the Determination Period in which it begins divided by the product of (1) the number of days in such Determination Period and (2) the number of Determination Periods normally ending in any year and

(y) the number of days in such Calculation Period falling in the next Determination Period divided by the product of (1) the number of days in such Determination Period and (2) the number of Determination Periods normally ending in any year, where:

“Determination Period” means the period from and including a Determination Date in any year to but excluding the next Determination Date and

“Determination Date” means the date specified as such hereon or, if none is so specified, the Interest Payment Date.

“euro” means the currency of the member states of the European Union that adopt the single currency in accordance with the Treaty establishing the European Community as amended (the “Treaty”).

“Euro-zone” means the region comprised of member states of the European Union that adopt the single currency in accordance with the Treaty.

“Interest Accrual Period” means the period beginning on (and including) the Interest Commencement Date and ending on (but excluding) the first Interest Period Date and each successive period beginning on (and including) an Interest Period Date and ending on (but excluding) the next succeeding Interest Period Date.

“Interest Amount” means the amount of interest payable, and in the case of Fixed Rate Notes, means the Fixed Coupon Amount or Broken Amount, as the case may be.

“Interest Commencement Date” means the Issue Date or such other date as may be specified hereon.

“Interest Determination Date” means, with respect to a Rate of Interest and Interest Accrual Period, the date specified as such hereon or, if none is so specified, (i) the first day of such Interest Accrual Period if the Specified Currency is sterling or (ii) the day falling two Business Days in London for the Specified Currency prior to the first day of such Interest Accrual Period if the Specified Currency is neither sterling nor euro or (iii) the day falling two TARGET Business Days prior to the first day of such Interest Accrual Period if the Specified Currency is euro.

“Interest Period” means the period beginning on (and including) the Interest Commencement Date and ending on (but excluding) the first Interest Payment Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date.

“Interest Period Date” means each Interest Payment Date unless otherwise specified hereon.

“ISDA Definitions” means the 2000 ISDA Definitions published by the International Swaps and Derivatives Association, Inc., unless otherwise specified hereon.

“Rate of Interest” means the rate of interest payable from time to time in respect of this Note and that is either specified or calculated in accordance with the provisions hereon.

“Reference Banks” means, in the case of a determination of LIBOR, the principal London office of four major banks in the London inter-bank market and, in the case of a determination of EURIBOR, the principal Euro-zone office of four major banks in the Eurozone inter-bank market, in each case selected by the Calculation Agent or as specified hereon.

“Reference Rate” means the rate specified as such hereon.

“Relevant Screen Page” means such page, section, caption, column or other part of a particular information service as may be specified hereon.

“Specified Currency” means the currency specified as such hereon or, if none is specified, the currency in which the Notes are denominated.

“TARGET System” means the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System or any successor thereto.

(l)          Calculation Agent

The Issuer shall procure that there shall at all times be one or more Calculation Agents if provision is made for them hereon and for so long as any Note is outstanding (as defined in the Trust Deed). Where more than one Calculation Agent is appointed in respect of the Notes, references in these Conditions to the Calculation Agent shall be construed as each Calculation Agent performing its respective duties under the Conditions. If the Calculation Agent is unable or unwilling to act as such or if the Calculation Agent fails duly to establish the Rate of Interest for an Interest Period or Interest Accrual Period or to calculate any Interest Amount, Instalment Amount, Final Redemption Amount, Early Redemption Amount or Optional Redemption Amount, as the case may be, or to comply with any other requirement, the Issuer shall (with the prior approval of the Trustee) appoint a leading bank or investment banking firm engaged in the interbank market (or, if appropriate, money, swap or over-the-counter index options market) that is most closely connected with the calculation or determination to be made by the Calculation Agent (acting through its principal London office or any other office actively involved in such market) to act as such in its place. The Calculation Agent may not resign its duties without a successor having been appointed as aforesaid.

6.              Redemption, Purchase and Options

(a)       Redemption by Instalments and Final Redemption

(i) Unless previously redeemed, purchased and cancelled as provided in this Condition 6 or the relevant Instalment Date (being one of the dates so specified hereon) is extended pursuant to any Issuer’s or Noteholder’s option in accordance with Condition 6(d) or 6(e), each Note that provides for Instalment Dates and Instalment Amounts shall be partially redeemed on each Instalment Date at the related Instalment Amount specified hereon. The outstanding nominal amount of each such Note shall be reduced by the Instalment Amount (or, if such Instalment Amount is calculated by reference to a proportion of the nominal amount of such Note, such proportion) for all purposes with effect from the related Instalment Date, unless payment of the Instalment Amount is improperly withheld or refused on presentation of the related Receipt, in which case, such amount shall remain outstanding until the Relevant Date relating to such Instalment Amount.

(ii) Unless previously redeemed, purchased and cancelled as provided below or its maturity is extended pursuant to any Issuer’s or Noteholder’s option in accordance with Condition 6(d) or 6(e), each Note shall be finally redeemed on the Maturity Date specified hereon at its Final Redemption Amount (which, unless otherwise provided hereon, is its nominal amount) or, in the case of a Note falling within paragraph (i) above, its final Instalment Amount.

(b)       Early Redemption:

(i) Zero Coupon Notes

(A) The Early Redemption Amount payable in respect of any Zero Coupon Note, the Early Redemption Amount of which is not linked to an index and/or a formula, upon redemption of such Note pursuant to Condition 6(c) or upon it becoming due and payable as provided in Condition 10 shall be the Amortised Face Amount (calculated as provided below) of such Note unless otherwise specified hereon.

(B) Subject to the provisions of sub-paragraph (C) below, the Amortised Face Amount of any such Note shall be the scheduled Final Redemption Amount of such Note on the Maturity Date discounted at a rate per annum (expressed as a percentage) equal to the Amortisation Yield (which, if none is shown hereon, shall be such rate as would produce an Amortised Face Amount equal to the issue price of the Notes if they were discounted back to their issue price on the Issue Date) compounded annually.

(C) If the Early Redemption Amount payable in respect of any such Note upon its redemption pursuant to Condition 6(c) or upon it becoming due and payable as provided in Condition 10 is not paid when due, the Early Redemption Amount due and payable in respect of such Note shall be the Amortised Face Amount of such Note as defined in sub-paragraph (B) above, except that such sub-paragraph shall have effect as though the date on which the Note becomes due and payable were the Relevant Date. The calculation of the Amortised Face Amount in accordance with this sub-paragraph shall continue to be made (as well after as before judgment) until the Relevant Date, unless the Relevant Date falls on or after the Maturity Date, in which case the amount due and payable shall be the scheduled Final Redemption Amount of such Note on the Maturity Date together with any interest that may accrue in accordance with Condition 5(c).

Where such calculation is to be made for a period of less than one year, it shall be made on the basis of the Day Count Fraction shown hereon.

(ii) Other Notes

The Early Redemption Amount payable in respect of any Note (other than Notes described in (i) above), upon redemption of such Note pursuant to Condition 6(c) or upon it becoming due and payable as provided in Condition 10, shall be the Final Redemption Amount unless otherwise specified hereon.

(c)        Redemption for Taxation Reasons

The Notes may be redeemed at the option of the Issuer in whole, but not in part, on any Interest Payment Date (if this Note is either a Floating Rate Note or an Index Linked Note) or, at any time (if this Note is neither a Floating Rate Note nor an Index Linked Note), on giving not less than 30 nor more than 60 days’ notice to the Noteholders (which notice shall be irrevocable) at their Early Redemption Amount (as described in Condition 6(b) above) (together with interest accrued to the date fixed for redemption), if (i) the Issuer (or, if the Guarantee were called, the Guarantor) satisfies the Trustee immediately before the giving of such notice that it has or will become obliged to pay additional amounts as described under Condition 8 as a result of any change in, or amendment to, the laws or regulations of the United Kingdom or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the Trade Date, and (ii) such obligation cannot be avoided by the Issuer (or the Guarantor, as the case may be) taking reasonable measures available to it, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer (or the Guarantor, as the case may be) would be obliged to pay such additional amounts were a payment in respect of the Notes (or the Guarantee, as the case may be) then due. Before the publication of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Trustee a certificate signed by two Directors of the Issuer (or the Guarantor, as the case may be) stating that the obligation referred to in (i) above cannot be avoided by the Issuer (or the Guarantor, as the case may be) taking reasonable measures available to it and a legal opinion of legal advisers of recognised standing to the effect that such circumstances prevail and the Trustee shall be entitled to accept such certificate and legal opinion as sufficient evidence of the satisfaction of the condition precedent set out in (ii) above in which event it shall be conclusive and binding on Noteholders and Couponholders.

(d)       Redemption at the Option of the Issuer

If Call Option is specified hereon, the Issuer may, on giving not less than 15 nor more than 30 days’ irrevocable notice to the Noteholders (or such other notice period as may be specified hereon) redeem, in relation to, all or, if so provided, some of the Notes on any Optional Redemption Date. Any such redemption of Notes shall be at their Optional Redemption Amount together with interest accrued to the date fixed for redemption. Any such redemption or exercise must relate to Notes of a nominal amount at least equal to the Minimum Redemption Amount to be redeemed specified hereon and no greater than the Maximum Nominal Amount to be redeemed specified hereon.

All Notes in respect of which any such notice is given shall be redeemed on the date specified in such notice in accordance with this Condition.

In the case of a partial redemption or the notice to Noteholders shall also contain the certificate numbers of the Notes to be redeemed, which shall have been drawn in such place as the Trustee may approve and in such manner as it deems appropriate, subject to compliance with any applicable laws and stock exchange requirements.

(e)        Redemption at the Option of Noteholders

If Put Option is specified hereon, the Issuer shall, at the option of the holder of any such Note, upon the holder of such Note giving not less than 15 nor more than 30 days’ notice to the Issuer (or such other notice period as may be specified hereon) redeem such Note on the Optional Redemption Date(s) at its Optional Redemption Amount together with interest accrued to the date fixed for redemption.

To exercise such option the holder must deposit (in the case of Bearer Notes) such Note (together with all unmatured Receipts and Coupons and unexchanged Talons) with any Paying Agent or (in the case of Registered Notes) the Certificate representing such Note(s) with the Registrar or any Transfer Agent at its specified office, together with a duly completed option exercise notice (“Exercise Notice”) in the form obtainable from any Paying Agent, the Registrar or any Transfer Agent (as applicable) within the notice period. No Note or Certificate so deposited and option exercised may be withdrawn (except as provided in the Agency Agreement) without the prior consent of the Issuer.

(f)           Partly Paid Notes

Partly Paid Notes will be redeemed, whether at maturity, early redemption or otherwise, in accordance with the provisions of this Condition and the provisions specified hereon.

(g)       Purchases

The Issuer, the Guarantor and any Subsidiaries may at any time purchase Notes (provided that all unmatured Receipts and Coupons and unexchanged Talons relating thereto are attached thereto or surrendered therewith) in the open market or otherwise at any price.

(h)       Cancellation

All Notes purchased by or on behalf of the Issuer, the Guarantor or any Subsidiaries may be surrendered for cancellation, in the case of Bearer Notes, by surrendering each such Note together with all unmatured Receipts and Coupons and all unexchanged Talons to the Issuing and Paying Agent and, in the case of Registered Notes, by surrendering the Certificate representing such Notes to the Registrar and, in each case, if so surrendered, shall, together with all Notes redeemed by the Issuer, be cancelled forthwith (together with all unmatured Receipts and Coupons and unexchanged Talons attached thereto or surrendered therewith). Any Notes so surrendered for cancellation may not be reissued or resold and the obligations of the Issuer and the Guarantor in respect of any such Notes shall be discharged.

7.              Payments and Talons

(a)       Bearer Notes

Payments of principal and interest in respect of Bearer Notes shall, subject as mentioned below, be made against presentation and surrender of the relevant Receipts (in the case of payments of Instalment Amounts other than on the due date for redemption and provided that the Receipt is presented for payment together with its relative Note), Notes (in the case of all other payments of principal and, in the case of interest, as specified in Condition 7(f)(vi)) or Coupons (in the case of interest, save as specified in Condition 7(f)(ii)), as the case may be, at the specified office of any Paying Agent outside the United States and its possessions by a cheque payable in the relevant currency drawn on, or, at the option of the holder, by transfer to an account denominated in such currency with, a bank in the principal financial centre for such currency or, in the case of payment in euro, at the option of the holder, by transfer to or cheque drawn on a euro account (or any other account to which euro may be transferred) specified by the holder.

(b)       Registered Notes

(i) Payments of principal (which for the purposes of this Condition 7(b) shall include final Instalment Amounts but not other Instalment Amounts) in respect of Registered Notes shall be made against presentation and surrender of the relevant Certificates at the specified office of any of the Transfer Agents or of the Registrar and in the manner Provided in paragraph (ii) below.

(ii) Interest (which for the purpose of this Condition 7(b) shall include all Instalment Amounts other than final Instalment Amounts) on Registered Notes shall be paid to the person shown on the Register at the close of business on the fifteenth day before the due date for payment thereof (the “Record Date”). Payments of interest on each Registered Note shall be made in the relevant currency by cheque drawn on a bank and mailed to the holder (or to the first named of joint holders) of such Note at its address appearing in the Register. Upon application by the holder to the specified office of the Registrar or any Transfer Agent before the Record Date, and subject as provided in paragraph (a) above, such payment of interest may be made by transfer to an account in the relevant currency maintained by the payee with a bank in the principal financial centre of the country of such currency.

(c)        Payments in the United States

Notwithstanding the foregoing, if any Bearer Notes are denominated in US dollars, payments in respect thereof may be made at the specified office of any Paying Agent in New York City in the same manner as aforesaid if (i) the Issuer shall have appointed Paying Agents with specified offices outside the United States and its possessions with the reasonable expectation that such Paying Agents would be able to make payment of the amounts on the Notes in the manner provided above when due, (ii) payment in full of such amounts at all such offices is illegal or effectively precluded by exchange controls or other similar restrictions on payment or receipt of such amounts and (iii) such payment is then permitted by United States law, without involving, in the opinion of the Issuer, any adverse tax consequence to the Issuer.

(d)       Payments subject to Laws

All payments are subject in all cases to any applicable laws, regulations and directives, in the place of payment, but without prejudice to the provisions of Condition 8. No commission or expenses shall be charged to the Noteholders or Couponholders in respect of such payments.

(e)        Appointment of Agents

The Issuing and Paying Agent, the Paying Agents, the Registrar, the Transfer Agents and the Calculation Agent initially appointed by the Issuer and the Guarantor and their respective specified offices are listed below. The Issuing and Paying Agent, the Paying Agents, the Registrar, the Transfer Agents and the Calculation Agent act solely as agents of the Issuer and the Guarantor (and, in certain limited circumstances set out in the Trust Deed, as agents of the Trustee) and do not assume any obligation or relationship of agency or trust for or with any Noteholder or Couponholder. The Issuer and the Guarantor reserve the right at any time with the approval of the Trustee to vary or terminate the appointment of the Issuing and Paying Agent, any other Paying Agent, the Registrar, any Transfer Agent or the Calculation Agent(s) and to appoint additional or other Paying Agents or Transfer Agents, provided that the Issuer shall at all times maintain (i) an Issuing and Paying Agent, (ii) a Registrar in relation to Registered Notes, (iii) a Transfer Agent in relation to Registered Notes, (iv) one or more Calculation Agent(s) where the Conditions so require, (v) Paying Agents having specified offices in at least two major European cities (including London so long as the Notes are admitted to the Official List of the Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000 and admitted to trading on the London Stock Exchange’s EEA Regulated Market, (vi) such other agents as may be required by any other stock exchange on which the Notes may be listed in each case, as approved by the Trustee and (vii) a Paying Agent with a specified office in a European Union Member State that will not be obliged to withhold or deduct tax pursuant to European Council Directive (2003/48/EC) on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive.

In addition, the Issuer and the Guarantor shall forthwith appoint a Paying Agent in New York City in respect of any Bearer Notes denominated in US dollars in the circumstances described in paragraph (c) above.

Notice of any such change or any change of any specified office shall promptly be given to the Noteholders in accordance with Condition 16.

(f)           Unmatured Coupons and Receipts and unexchanged Talons

(i) Upon the due date for redemption of Bearer Notes which comprise Fixed Rate Notes (other than Dual Currency Notes or Index Linked Notes) should be surrendered for Payment together with all unmatured Coupons (if any) relating thereto, failing which an amount equal to the face value of each missing unmatured Coupon(s) (or, in the case of payment not being made in full, that proportion of the amount of such missing unmatured Coupon(s) that the sum of principal so paid bears to the total principal due) shall be deducted from the Final Redemption Amount, Early Redemption Amount or Optional Redemption Amount, as the case may be, due for payment. Any amount so deducted shall be paid in the manner mentioned above against surrender of such missing Coupon within a period of 10 years from the Relevant Date for the payment of such principal (whether or not such Coupon has become void pursuant to Condition 9).

(ii) Upon the due date for redemption of any Bearer Note comprising a Floating Rate Note, Dual Currency Interest Note or Index Linked Note, unmatured Coupons relating to such Note (whether or not attached) shall become void and no payment shall be made in respect of them.

(iii) Upon the due date for redemption of any Bearer Note, any unexchanged Talon relating to such Note (whether or not attached) shall become void and no Coupon shall be delivered in respect of such Talon.

(iv) Upon the due date for redemption of any Bearer Note that is redeemable in instalments, all Receipts relating to such Note having an Instalment Date falling on or after such due date (whether or not attached) shall become void and no payment shall be made in respect of them.

(v) Where any Bearer Note that provides that the relative unmatured Coupons are to become void upon the due date for redemption of those Notes is presented for redemption without all unmatured Coupons, and where any Bearer Note is presented for redemption without any unexchanged Talon relating to it, redemption shall be made only against the provision of such indemnity as the Issuer may require.

(vi) If the due date for redemption of any Note is not a due date for payment of interest, interest accrued from the preceding due date for payment of interest or the Interest Commencement Date, as the case may be, shall only be payable against presentation (and surrender if appropriate) of the relevant Bearer Note or Certificate representing it, as the case may be. Interest accrued on a Note that only bears interest after its Maturity Date shall be payable on redemption of such Note against presentation of the relevant Note or Certificate representing it, as the case may be.

(g)       Talons

On or after the Interest Payment Date for the final Coupon forming part of a Coupon sheet issued in respect of any Bearer Note, the Talon forming part of such Coupon sheet may be surrendered at the specified office of the Issuing and Paying Agent in exchange for a further Coupon sheet (and if necessary another Talon for a further Coupon sheet) (but excluding any Coupons that may have become void pursuant to Condition 9).

(h)       Non-Business Days

If any date for payment in respect of any Note, Receipt or Coupon is not a business day, the holder shall not be entitled to payment until the next following business day nor to any interest or other sum in respect of such postponed payment. In this paragraph, “business day” means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in the relevant place of presentation, in such jurisdictions as shall be specified as “Additional Financial Centres” hereon and:

(i) (in the case of a payment in a currency other than euro) where payment is to be made by transfer to an account maintained with a bank in the relevant currency, on which foreign exchange transactions may be carried on in the relevant currency in the principal financial centre of the country of such currency or

(ii) (in the case of a payment in euro) which is a TARGET Business Day.

(i)          Redenomination

Notes denominated in a currency that may be converted into euro may be subject to redenomination, renominalisation and/or consolidation with other Notes then denominated in euro as specified in the Pricing Supplement.

8.              Taxation

All payments of principal and interest by or on behalf of the Issuer or the Guarantor in respect of the Notes, the Receipts and the Coupons, shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the United Kingdom or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. In that event, the Issuer or, as the case may be, the Guarantor shall pay such additional amounts as shall result in receipt by the Noteholders and Couponholders of such amounts as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable with respect to any Note, Receipt or Coupon:

(a) Other connection: to, or to a third party on behalf of, a holder who is liable to such taxes, duties, assessments or governmental charges in respect of such Note, Receipt or Coupon by reason of his having some connection with the United Kingdom other than the mere holding of the Note, Receipt or Coupon or

(b) Presentation more than 30 days after the Relevant Date: presented (or in respect of which the Certificate representing it is presented) for payment more than 30 days after the Relevant Date except to the extent that the holder of it would have been entitled to such additional amounts on presenting it for payment on the thirtieth day or

(c) Payment to individuals: where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive (2003/48/EC) on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive or

(d) Payment by another Paying Agent: (except in the case of Registered Notes) presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant Note, Receipt or Coupon to another Paying Agent in a Member State of the European Union.

As used in these Conditions, “Relevant Date” in respect of any Note, Receipt or Coupon means the date on which payment in respect of it first becomes due or (if any amount of the money payable is improperly withheld or refused) the date on which payment in full of the amount outstanding is made or (if earlier) the date seven days after that on which notice is duly given to the Noteholders that, upon further presentation of the Note (or relative Certificate), Receipt or Coupon being made in accordance with the Conditions, such payment will be made, provided that payment is in fact made upon such presentation. References in these Conditions to:

(i) “principal” shall be deemed to include any premium payable in respect of the Notes, all Instalment Amounts, Final Redemption Amounts, Early Redemption Amounts, Optional Redemption Amounts, Amortised Face Amounts and all other amounts in the nature of principal payable pursuant to Condition 6 or any amendment or supplement to it,

(ii) “interest” shall be deemed to include all Interest Amounts and all other amounts payable pursuant to Condition 5 or any amendment or supplement to it and

(iii) “principal” and/or “interest” shall be deemed to include any additional amounts that may be payable under this Condition or any undertaking given in addition to or in substitution for it under the Trust Deed.

9.              Prescription

Claims against the Issuer and/or the Guarantor for payment in respect of the Notes, Receipts and Coupons (which, for this purpose, shall not include Talons) shall be prescribed and become void unless made within 10 years (in the case of principal) or five years (in the case of interest) from the appropriate Relevant Date in respect of them.

10.       Events of Default

If any of the following events (“Events of Default”) occurs, the Trustee at its discretion may, and if so requested by holders of at least one-fifth in nominal amount of the Notes then outstanding or if so directed by an Extraordinary Resolution shall (subject, in each case, to being indemnified to its satisfaction) give notice to the Issuer that the Notes are, and they shall immediately become, due and payable at their Early Redemption Amount together with accrued interest:

(i) Non-Payment of Principal: default is made for a period of more than seven days in the payment on the due date of principal in respect of any of the Notes or

(ii) Non-Payment of Interest: default is made for a period of more than 14 days in the payment on the due date of interest in respect of any of the Notes or

(iii) Breach of Other Obligations: the Issuer or the Guarantor does not perform or comply with any one or more of its other obligations in the Notes or the Trust Deed which default is incapable of remedy or, if in the opinion of the Trustee capable of remedy, is not in the opinion of the Trustee remedied within 30 days after notice of such default shall have been given to the Issuer or the Guarantor by the Trustee or

(iv) Cross-Default: (A) any other present or future indebtedness of the Issuer or the Guarantor or any Principal Subsidiary for or in respect of moneys borrowed or raised becomes due and payable prior to its stated maturity by reason of any actual or potential default, event of default or the like (howsoever described), or (B) any such indebtedness is not paid when due or, as the case may be, within any applicable grace period, or (C) the Issuer or the Guarantor or any Principal Subsidiary fails to pay when due any amount payable by it under any present or future guarantee for, or indemnity in respect of, any moneys borrowed or raised provided that the aggregate amount of the relevant indebtedness, guarantees and indemnities in respect of which one or more of the events mentioned above in this paragraph (iv) have occurred equals or exceeds €35,000,000 or its equivalent (as reasonably determined by the Trustee) or

(v) Enforcement Proceedings: a distress, attachment, execution or other legal process is levied, enforced or sued out on or against any substantial part of the property, assets or revenues of the Issuer or the Guarantor or any Principal Subsidiary and is not discharged or stayed within 60 days thereof or

(vi) Insolvency: any of the Issuer or the Guarantor or any Principal Subsidiary is (or is, or could be, deemed by law or a court to be) insolvent or bankrupt or unable to pay its debts, stops, suspends or threatens to stop or suspend payment of all or a material part of its debts, proposes or makes a general assignment or an arrangement or composition with or for the benefit of the relevant creditors in respect of any of such debts or a moratorium is agreed, declared or comes into effect in respect of or affecting all or any part of (or of a particular type of) the debts of the Issuer, the Guarantor or any Principal Subsidiary or

(vii) Winding-up: an administrator is appointed, an order is made or an effective resolution passed for the winding-up or dissolution or administration of the Issuer or the Guarantor or any Principal Subsidiary, or the Issuer or the Guarantor or any Principal Subsidiary shall apply or petition for a winding-up or administration order in respect of itself or cease or through an official action of its board of directors threaten to cease to carry on all or the substantial part of its business or operations, in each case except for the purpose of and followed by a reconstruction, amalgamation, reorganisation, merger or consolidation (i) on terms approved by the Trustee or by an Extraordinary Resolution (as defined in the Trust Deed) of the Noteholders or (ii) in the case of a Principal Subsidiary, whereby the undertaking and assets of the Principal Subsidiary are transferred to or otherwise vested in the Issuer or the Guarantor (as the case may be) or another Principal Subsidiary and except that neither the Issuer, the Guarantor nor any Principal Subsidiary shall be treated as having threatened to cease or having ceased to carry on all or the substantial part of its business or operations by reason of any announcement of any disposal or by reason of any disposal on an arms length basis or

(viii) Ownership of the Issuer: the Issuer ceases to be directly or indirectly wholly-owned by the Guarantor or

(ix) Guarantee: the Guarantee is not (or is claimed by the Guarantor not to be) in full force and effect or

(x) Deed of Guarantee: the guarantee provided under a deed dated 13th January 2005 by Imperial Tobacco Limited is not (or is claimed by Imperial Tobacco Limited not to be) in full force or effect prior to its termination in accordance with its terms provided that, in relation to paragraphs (v), (vi) and (vii), in respect of any Principal Subsidiary, the Trustee shall have certified that in its opinion such event is materially prejudicial to the interests of the Noteholders.

“Principal Subsidiary” means:

(a) any Subsidiary of the Guarantor which is an active trading company and whose unconsolidated net assets or pre-tax profit equal or exceed 10% of the consolidated net assets or adjusted consolidated pre-tax profit of the Group (as defined in the Trust Deed), and for the purposes of the above:

(i) the consolidated net assets of the Group shall be ascertained by reference to the latest audited published consolidated accounts of the Group

(ii) the adjusted consolidated pre-tax profit of the Group shall be the aggregate of:

(A) the consolidated pre-tax profit of the Group ascertained by reference to the latest audited published consolidated accounts of the Group; and

(B) the consolidated pre-tax profit (the pre-acquisition profit) of any Subsidiary which became a member of the Group during the period for which the latest audited published consolidated accounts of the Group were prepared (an acquired Subsidiary) for the part of that period which falls before the effective date of that acquisition, calculated in accordance with approved accounting standards in the U.K. and used in the preparation of the latest audited published accounts of the Group.

(iii) the net assets of any Subsidiary shall be the net assets of that Subsidiary calculated in accordance with approved accounting standards in the U.K. and used in the preparation of the latest audited published accounts of the Group; and

(iv) the pre-tax profit of any Subsidiary shall be the pre-tax profit of that Subsidiary calculated in accordance with approved accounting standards in the U.K. and used in the preparation of the latest audited published accounts of the Group plus, in the case of any acquired subsidiary, an amount equal to any pre-acquisition, pre-tax profit.

For the purposes of the above, “net assets” in respect of the Group or any such Subsidiary means the fixed assets and current assets of the Group or that trading Subsidiary (as the case may be) but excluding investments in any Subsidiary and intra group balances or

(b) a Subsidiary of the Guarantor to which has been transferred (whether by one transaction or a series of transactions, related or not) the whole or substantially the whole of the assets of a Subsidiary which immediately prior to those transactions was a Principal Subsidiary.

A certificate signed by two directors of the Guarantor whether or not addressed to the Trustee that, in their opinion, a Subsidiary of the Guarantor is or is not or was or was not at any particular time or throughout any specified period, a Principal Subsidiary (accompanied by a report by the Auditors (as defined in the Trust Deed) confirming the same) shall, in the absence of manifest error, be conclusive and binding on the Issuer, the Guarantor and the Noteholders, all as further provided in the Trust Deed.

11.       Meetings of Noteholders, Modification, Waiver and Substitution

(a)       Meetings of Noteholders

The Trust Deed contains provisions for convening meetings of Noteholders to consider any matter affecting their interests, including the sanctioning by Extraordinary Resolution (as defined in the Trust Deed) of a modification of any of these Conditions or any provisions of the Trust Deed. Such a meeting may be convened by Noteholders holding not less than 10% in nominal amount of the Notes for the time being outstanding. The quorum for any meeting convened to consider an Extraordinary Resolution shall be two or more persons holding or representing a clear majority in nominal amount of the Notes for the time being outstanding, or at any adjourned meeting two or more persons being or representing Noteholders whatever the nominal amount of the Notes held or represented, unless the business of such meeting includes consideration of proposals, inter alia, (i) to amend the dates of maturity or redemption of the Notes, any Instalment Date or any date for payment of interest or Interest Amounts on the Notes, (ii) to reduce or cancel the nominal amount of, or any Instalment Amount of, or any premium payable on redemption of, the Notes, (iii) to reduce the rate or rates of interest in respect of the Notes or to vary the method or basis of calculating the rate or rates or amount of interest or the basis for calculating any Interest Amount in respect of the Notes, (iv) if a Minimum and/or a Maximum Rate of Interest, Instalment Amount or Redemption Amount is shown hereon, to reduce any such Minimum and/or Maximum, (v)

to vary any method of, or basis for, calculating the Final Redemption Amount, the Early Redemption Amount or the Optional Redemption Amount, including the method of calculating the Amortised Face Amount, (vi) to vary the currency or currencies of payment or denomination of the Notes (save to the extent that such variation arises pursuant to redenomination provisions contained in the Final Terms), (vii) to modify the provisions concerning the quorum required at any meeting of Noteholders or the majority required to pass the Extraordinary Resolution, or (viii) to modify or cancel the Guarantee, in which case the necessary quorum shall be two or more persons holding or representing not less than 75%, or at any adjourned meeting not less than 25%, in nominal amount of the Notes for the time being outstanding. Any Extraordinary Resolution duly passed shall be binding on Noteholders (whether or not they were present at the meeting at which such resolution was passed) and on all Couponholders.

(b)       Modification of the Trust Deed

The Trustee may agree, without the consent of the Noteholders or Couponholders, to (i) any modification of any of the provisions of the Trust Deed that is of a formal, minor or technical nature or is made to correct a manifest error, and (ii) any other modification (except as mentioned in the Trust Deed), and any waiver or authorisation of any breach or proposed breach, of any of the provisions of the Trust Deed that is in the opinion of the Trustee not materially prejudicial to the interests of the Noteholders. Any such modification, authorisation or waiver shall be binding on the Noteholders and the Couponholders and, if the Trustee so requires, such modification shall be notified to the Noteholders as soon as practicable in accordance with Condition 16.

(c)        Substitution

The Trust Deed contains provisions permitting the Trustee to agree, subject to such amendment of the Trust Deed and such other conditions as the Trustee may require, but without the consent of the Noteholders or the Couponholders, to the substitution of an Issuer’s successor in business or any subsidiary of such Issuer or its successor in business in place of the Issuer and to the substitution of the Guarantor’s successor in business in place of the Guarantor, or of any previous substituted company, as principal debtor or Guarantor under the Trust Deed and the Notes. In the case of such a substitution the Trustee may agree, without the consent of the Noteholders or the Couponholders, to a change of the law governing the Notes, the Receipts, the Coupons, the Talons and/or the Trust Deed provided that such change would not in the opinion of the Trustee be materially prejudicial to the interests of the Noteholders.

(d)       Entitlement of the Trustee

In connection with the exercise of its functions (including but not limited to those referred to in this Condition) the Trustee shall have regard to the interests of the Noteholders as a class and shall not have regard to the consequences of such exercise for individual Noteholders or Couponholders and the Trustee shall not be entitled to require, nor shall any Noteholder or Couponholder be entitled to claim, from the Issuer or the Guarantor any indemnification or payment in respect of any tax in consequence of any such exercise upon individual Noteholders or Couponholders.

12.       Enforcement

At any time after the Notes become due and payable, the Trustee may, at its discretion and without further notice, institute such proceedings against the Issuer and/or the Guarantor as it may think fit to enforce the terms of the Trust Deed, the Notes, the Receipts and the Coupons, but it need not take any such proceedings unless (a) it shall have been so directed by an Extraordinary Resolution or so requested in writing by Noteholders holding at least one-fifth in nominal amount of the Notes outstanding, and (b) it shall have been indemnified to its satisfaction. No Noteholder, Receiptholder or Couponholder may proceed directly against the Issuer or the Guarantor unless the Trustee, having become bound so to proceed, fails to do so within a reasonable time and such failure is continuing.

13.       Indemnification of the Trustee

The Trust Deed contains provisions for the indemnification of the Trustee and for its relief from responsibility. The Trustee is entitled to enter into business transactions with the Issuer, the Guarantor and any entity related to the Issuer or the Guarantor without accounting for any profit.

14.       Replacement of Notes, Certificates, Receipts, Coupons and Talons

If a Note, Certificate, Receipt, Coupon or Talon is lost, stolen, mutilated, defaced or destroyed, it may be replaced, subject to applicable laws, regulations and stock exchange regulations, at the specified office of the Issuing and Paying Agent in London (in the case of Bearer Notes, Receipts, Coupons or Talons) and of the Registrar (in the case of Certificates) or such other Paying Agent or Transfer Agent, as the case may be, as may from time to time be designated by the Issuer for the purpose and notice of whose designation is given to Noteholders, in each case on payment by the claimant of the fees and costs incurred in connection therewith and on such terms as to evidence, security and indemnity (which may provide, inter alia, that if the allegedly lost, stolen or destroyed Note, Certificate, Receipt, Coupon or Talon is subsequently presented for payment or, as the case may be, for exchange for further Coupons, there shall be paid to the Issuer on demand the amount payable by the Issuer in respect of such Notes, Certificates, Receipts, Coupons or further Coupons) and otherwise as the Issuer may require. Mutilated or defaced Notes, Certificates, Receipts, Coupons or Talons must be surrendered before replacements will be issued.

15.       Further Issues

The Issuer may from time to time without the consent of the Noteholders or Couponholders create and issue further securities either having the same terms and conditions as the Notes in all respects (or in all respects except for the first payment of interest on them) and so that such further issue shall be consolidated and form a single series with the outstanding securities of any series (including the Notes) or upon such terms as the Issuer may determine at the time of their issue. References in these Conditions to the Notes include (unless the context requires otherwise) any other securities issued pursuant to this Condition and forming a single series with the Notes. Any further securities forming a single series with the outstanding securities of any series (including the Notes) constituted by the Trust Deed or any deed supplemental to it shall, and any other securities may (with the consent of the Trustee), be constituted by the Trust Deed. The Trust Deed contains provisions for convening a single meeting of the Noteholders and the holders of securities of other series where the Trustee so decides.

16.       Notices

Notices to the holders of Registered Notes shall be mailed to them at their respective addresses in the Register and deemed to have been given on the fourth weekday (being a day other than a Saturday or a Sunday) after the date of mailing. Notices to the holders of Bearer Notes shall be valid if published in a daily newspaper having general circulation in London (which is expected to be the Financial Times). If in the opinion of the Trustee any such publication is not practicable, notice shall be validly given if published in another leading daily English language newspaper with general circulation in the United Kingdom. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made, as provided above.

Couponholders shall be deemed for all purposes to have notice of the contents of any notice given to the holders of Bearer Notes in accordance with this Condition.

17.       Contracts (Rights of Third Parties) Act 1999

No person shall have any right to enforce any term or condition of the Notes under the Contracts (Rights of Third Parties) Act 1999.

18.       Governing Law

The Trust Deed, the Notes, the Receipts, the Coupons and the Talons are governed by, and shall be construed in accordance with, English law.

Use of Proceeds

The net proceeds of each issue of Notes by Imperial Finance will be applied by Imperial Finance for its general corporate purposes (including the funding of loans to other subsidiaries of Imperial Tobacco) and the net proceeds of each issue of Notes by Imperial Finance 2 will be applied by Imperial Finance 2 for its general corporate purposes (including the funding of loans to other subsidiaries of Imperial Tobacco).

Summary of Provisions Relating to the Notes While in Global Form

Initial Issue of Notes

Upon the initial deposit of a Global Note with a common depositary for Euroclear and Clearstream, Luxembourg (the “Common Depositary”) or registration of Registered Notes in the name of any nominee for Euroclear and Clearstream, Luxembourg and delivery of the relative Global Certificate to the Common Depositary, Euroclear or Clearstream, Luxembourg will credit each subscriber with a nominal amount of Notes equal to the nominal amount thereof for which it has subscribed and paid.

Notes that are initially deposited with the Common Depositary may also be credited to the accounts of subscribers with (if indicated in the relevant Final Terms) other clearing systems through direct or indirect accounts with Euroclear and Clearstream, Luxembourg held by such other clearing systems. Conversely, Notes that are initially deposited with any other clearing system may similarly be credited to the accounts of subscribers with Euroclear, Clearstream, Luxembourg or other clearing systems.

Relationship of Accountholders with Clearing Systems

Each of the persons shown in the records of Euroclear, Clearstream, Luxembourg or any other clearing system as the holder of a Note represented by a Global Note or a Global Certificate must look solely to Euroclear, Clearstream, Luxembourg or such other clearing system (as the case may be) for his share of each payment made by the Issuer to the bearer of such Global Note or the holder of the underlying Registered Notes, as the case may be, and in relation to all other rights arising under the Global Notes or Global Certificates, subject to and in accordance with the respective rules and procedures of Euroclear, Clearstream, Luxembourg or such clearing system (as the case may be). Such persons shall have no claim directly against the Issuer in respect of payments due on the Notes for so long as the Notes are represented by such Global Note or Global Certificate and such obligations of the Issuer will be discharged by payment to the bearer of such Global Note or the holder of the underlying Registered Notes, as the case may be, in respect of each amount so paid.

So long as the Notes are represented by a temporary Global Note, permanent Global Note or Global Certificate and the relevant clearing system(s) so permit, the Notes shall be tradeable only in principal amounts of at least the Specified Denomination (or if more than one Specified Denomination, the lowest Specified Denomination) and integral multiples of the Tradeable Amount in excess thereof specified in the relevant Final Terms.

Exchange

1.     Temporary Global Notes

Each temporary Global Note will be exchangeable, free of charge to the holder, on or after its Exchange Date:

1.1 if the relevant Final Terms indicate that such Global Note is issued in compliance with the C Rules or in a transaction to which TEFRA is not applicable (as to which, see “Overview of the Programme - Selling Restrictions”), in whole, but not in part, for the Definitive Notes defined and described below and

1.2 otherwise, in whole or in part upon certification as to non-U.S. beneficial ownership in the form set out in Schedule 3 of the Agency Agreement for interests in a permanent Global Note or, if so provided in the relevant Final Terms, for Definitive Notes.

Each temporary Global Note that is also an Exchangeable Bearer Note will be exchangeable for Registered Notes in accordance with the Conditions in addition to any permanent Global Note or Definitive Notes for which it may be exchangeable and, before its Exchange Date, will also be exchangeable in whole or in part for Registered Notes only.

2.     Permanent Global Notes

Each permanent Global Note will be exchangeable, free of charge to the holder, on or after its Exchange Date in whole but not, except as provided under “Partial Exchange of Permanent Global Notes”, in part for Definitive Notes or, in the case of 2.3 below, Registered Notes:

2.1 by the Issuer giving notice to the Noteholders, the Issuing and Paying Agent and the Trustee of its intention to effect such exchange

2.2 if the relevant Final Terms provide that such Global Note is exchangeable at the request of the holder, by the holder giving notice to the Issuing and Paying Agent of its election for such exchange and

2.3 if the permanent Global Note is an Exchangeable Bearer Note, by the holder giving notice to the Issuing and Paying Agent of its election to exchange the whole or a part of such Global Note for Registered Notes and

2.4 otherwise, (1) if the permanent Global Note is held on behalf of Euroclear or Clearstream, Luxembourg or any other clearing system (an “Alternative Clearing System”) and any such clearing system is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or in fact does so or (2) if principal in respect of any Notes is not paid when due, by the holder giving notice to the Issuing and Paying Agent of its election for such exchange.

In the event that a Global Note is exchanged for Definitive Notes, such Definitive Notes shall be issued in Specified Denomination(s) and will in no circumstances be issued to Noteholders who hold Notes in the relevant clearing system in amounts that are less than a Specified Denomination.

3.     Permanent Global Certificates

If the Final Terms state that the Notes are to be represented by a permanent Global Certificate on issue, the following will apply in respect of transfers of Notes held in Euroclear or Clearstream, Luxembourg or an Alternative Clearing System. These provisions will not prevent the trading of interests in the Notes within a clearing system whilst they are held on behalf of such clearing system, but will limit the circumstances in which the Notes may be withdrawn from the relevant clearing system.

Transfers of the holding of Notes represented by any Global Certificate pursuant to Condition 2(b) may only be made in part:

3.1 if the relevant clearing system is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so or

3.2 with the consent of the Issuer

provided that, in the case of the first transfer of part of a holding pursuant to 3.1 or 3.2 above, the Registered Holder has given the Registrar not less than 30 days’ notice at its specified office of the Registered Holder’s intention to effect such transfer.

4.     Partial Exchange of Permanent Global Notes

For so long as a permanent Global Note is held on behalf of a clearing system and the rules of that clearing system permit, such permanent Global Note will be exchangeable in part on one or more occasions (1) for Registered Notes if the permanent Global Note is an Exchangeable Bearer Note and the part submitted for exchange is to be exchanged for Registered Notes, or (2) for Definitive Notes (i) if principal in respect of any Notes is not paid when due or (ii) if so provided in, and in accordance with, the Conditions (which will be set out in the relevant Final Terms) relating to Partly Paid Notes.

5.     Delivery of Notes

On or after any due date for exchange the holder of a Global Note may, in the case of an exchange in whole, surrender such Global Note or, in the case of a partial exchange, present it for endorsement to or to the order of the Issuing and Paying Agent. In exchange for any Global Note, or the part thereof to be exchanged, the Issuer will (i) in the case of a temporary Global Note exchangeable for a permanent Global Note, deliver, or procure the delivery of, a permanent Global Note in an aggregate nominal amount equal to that of the whole or that part of a temporary Global Note that is being exchanged or, in the case of a subsequent exchange, endorse, or procure the endorsement of, a permanent Global Note to reflect such exchange or (ii) in the case of a Global Note exchangeable for Definitive Notes or Registered Notes, deliver, or procure the delivery of, an equal aggregate nominal amount of duly executed and authenticated Definitive Notes and/or Certificates, as the case may be. Global Notes and Definitive Notes will be delivered outside the United States and its possessions. In this Prospectus, “Definitive Notes” means, in relation to any Global Note, the definitive Bearer Notes for which such Global Note may he exchanged (if appropriate, having attached to them all Coupons and Receipts in respect of interest or Instalment Amounts that have not already been paid on the Global Note and a Talon). Definitive Notes will be security printed and Certificates will be printed in accordance with any applicable legal and stock exchange requirements in or substantially in the form set out in the Schedules to the Trust Deed. On exchange in full of each permanent Global Note, the Issuer will, if the holder so requests, procure that it is cancelled and returned to the holder together with the relevant Definitive Notes.

6.     Exchange Date

“Exchange Date” means, in relation to a temporary Global Note, the day falling after the expiry of 40 days after its issue date and, in relation to a permanent Global Note, a day falling not less than 60 days, or in the case of an exchange for Registered Notes five days, or in the case of failure to pay principal in respect of any Notes when due 30 days, after that on which the notice requiring exchange is given and on which banks are open for business in the city in which the specified office of the Issuing and Paying Agent is located and in the city in which the relevant clearing system is located.

Amendment to Conditions

The temporary Global Notes, permanent Global Notes and Global Certificates contain provisions that apply to the Notes that they represent, some of which modify the effect of the terms and conditions of the Notes set out in this Prospectus. The following is a summary of certain of those provisions:

1.     Payments

No payment falling due after the Exchange Date will be made on any Global Note unless exchange for an interest in a permanent Global Note or for Definitive Notes or Registered Notes is improperly withheld or refused. Payments on any temporary Global Note issued in compliance with the D Rules before the Exchange Date will only be made against presentation of certification as to non- U.S. beneficial ownership in the form set out in the Agency Agreement. All payments in respect of Notes represented by a Global Note will be made against presentation for endorsement and, if no further payment falls to be made in respect of the Notes, surrender of that Global Note to or to the order of the Issuing and Paying Agent or such other Paying Agent as shall have been notified to the Noteholders for such purpose. A record of each payment so made will be endorsed on each Global Note, which endorsement will be prima facie evidence that such payment has been made in respect of the Notes. Condition 7(e)(vii) and Condition 8(e) will apply to the Definitive Notes only.

2.     Prescription

Claims against the Issuer in respect of Notes that are represented by a permanent Global Note will become void unless it is presented for payment within a period of 10 years (in the case of principal) and five years (in the case of interest) from the appropriate Relevant Date (as defined in Condition 8).

3.     Meetings

For the purposes of any quorum requirements of a meeting of Noteholders and, at any such meeting, the holder of a permanent Global Note shall be treated as having one vote in respect of each integral currency unit of the Specified Currency of the Notes. (All holders of Registered Notes are entitled to one vote in respect of each Note comprising such Noteholder’s holding, whether or not represented by a Global Certificate.)

4.     Cancellation

Cancellation of any Note represented by a permanent Global Note that is required by the Conditions to be cancelled (other than upon its redemption) will be effected by reduction in the nominal amount of the relevant permanent Global Note or its presentation to or to the order of the Issuing and Paying Agent for endorsement in the relevant schedule of such permanent Global Note, whereupon the principal amount thereof shall be reduced for all purposes by the amount so cancelled and endorsed.

5.     Purchase

Notes represented by a permanent Global Note may only be purchased by the Issuer, the Guarantor or any Subsidiaries if they are purchased together with the rights to receive all future payments of interest and Instalment Amounts (if any) thereon.

6.     Issuer’s Option

Any option of the Issuer provided for in the Conditions of any Notes while such Notes are represented by a permanent Global Note shall be exercised by the Issuer giving notice to the Noteholders within the time limits set out in and containing the information required by the Conditions, except that the notice shall not be required to contain the serial numbers of Notes drawn in the case of a partial exercise of an option and accordingly no drawing of Notes shall be required. In the event that any option of the Issuer is exercised in respect of some but not all of the Notes of any Series, the rights of accountholders with a clearing system in respect of the Notes will be governed by the standard procedures of such clearing system (as the case may be).

7.     Noteholders’ Options

Any option of the Noteholders provided for in the Conditions of any Notes while such Notes are represented by a permanent Global Note may be exercised by the holder of the permanent Global Note giving notice to the Issuing and Paying Agent within the time limits relating to the deposit of Notes with a Paying Agent set out in the Conditions substantially in the form of the notice available from any Paying Agent, except that the notice shall not be required to contain the serial numbers of the Notes in respect of which the option has been exercised, and stating the nominal amount of Notes in respect of which the option is exercised and at the same time presenting the permanent Global Note to the Issuing and Paying Agent, or to a Paying Agent acting on behalf of the Issuing and Paying Agent, for notation.

8.     Trustee’s Powers

In considering the interests of Noteholders while any Global Note is held on behalf of, or Registered Notes are registered in the name of any nominee for, a clearing system, the Trustee may have regard to any information provided to it by such clearing system or its operator as to the identity (either individually or by category) of its accountholders with entitlements to such Global Note or Registered Notes and may consider such interests as if such accountholders were the holders of the Notes represented by such Global Note or Global Certificate.

9.     Notices

So long as any Notes are represented by a Global Note and such Global Note is held on behalf of a clearing system, notices to the holders of Notes of that Series may be given by delivery of the relevant notice to that clearing system for communication by it to entitled accountholders in substitution for publication as required by the Conditions or by delivery of the relevant notice to the holder of the Global Note.

10.  Partly Paid Notes

The provisions relating to Partly Paid Notes are not set out in this Prospectus, but will be contained in the relevant Pricing Supplement and thereby in the Global Notes. While any instalments of the subscription moneys due from the holder of Partly Paid Notes are overdue, no interest in a Global Note representing such Notes may be exchanged for an interest in a permanent Global Note or for Definitive Notes (as the case may be). If any Noteholder fails to pay any instalment due on any Partly Paid Notes within the time specified, the Issuer may forfeit such Notes and shall have no further obligation to their holder in respect of them.

Imperial Tobacco Finance PLC

Imperial Tobacco Finance PLC (“Imperial Finance”) was incorporated as a private company with limited liability under the laws of England and Wales on 14th June 1996. It was re-registered on 21st October 1997 as a public company limited by shares within the meaning of the Companies Act 1985 following a special resolution of its members on 20th October 1997. Its registered office is at P.O. Box 244, Upton Road, Bristol BS99 7UJ, England (telephone number: +44 (0) 117 963 6636). It is registered with the Registrar of Companies in England and Wales with company number 3214426.

Imperial Finance is an indirect wholly-owned subsidiary of Imperial Tobacco. It has issued share capital of £100,000,000 comprising 100,000,000 ordinary shares of £1 each.

Imperial Finance is a finance subsidiary of Imperial Tobacco with no business operations of its own, other than advancing funds to, receiving funds from, and providing treasury services for Imperial Tobacco and its subsidiaries. Imperial Finance has no subsidiaries of its own.

The Directors and Secretary of Imperial Finance are as follows:

Name	Title

G Davis	Director
R Dyrbus	Director
J M Jones	Director
M R Phillips	Secretary

The business address of the Directors is P.O. Box 244, Upton Road, Bristol BS99 7UJ, England. None of the current Directors holds external positions outside Imperial Tobacco with the exception of G. Davis who is a director of The Confederation of European Community Cigarette Manufacturers Limited and a non-executive director of Wolseley PLC.

There are no existing or potential conflicts of interest between any duties to Imperial Finance of the Directors and/or their private interests and other duties.

Imperial Tobacco Finance (2) PLC

Imperial Tobacco Finance (2) PLC (“Imperial Finance 2”) was incorporated under the laws of England and Wales as a public company limited by shares within the meaning of the Companies Act 1985 on 5th January 2006. Its registered office is at P.O. Box 244, Upton Road, Bristol BS99 7UJ, England (telephone number: +44 (0) 117 963 6636). It is registered with the Registrar of Companies in England and Wales with company number 05667337.

Imperial Finance 2 is an indirect wholly-owned subsidiary of Imperial Tobacco. It has authorised share capital of £100,000,000 comprising 100,000,000 ordinary shares of £1 each, of which 50,000 have been issued.

Imperial Finance 2 is a finance subsidiary of Imperial Tobacco with no business operations of its own, other than its intended operations of advancing funds to, receiving funds from, and providing treasury services for Imperial Tobacco and its subsidiaries. Imperial Finance 2 has no subsidiaries of its own.

Imperial Finance 2 has not yet commenced operations and has not yet produced any financial statements.

The Directors and Secretary of Imperial Finance 2 are as follows:

Name	Title

G Davis	Director
J M Jones	Director
C Deft	Secretary

The business address of the Directors is P.O. Box 244, Upton Road, Bristol BS99 7UJ, England. None of the current Directors holds external positions outside Imperial Tobacco with the exception of G. Davis who is a director of The Confederation of European Community Cigarette Manufacturers Limited and a non-executive director of Wolseley PLC.

There are no existing or potential conflicts of interest between any duties to Imperial Finance 2 of the Directors and/or their private interests and other duties.

Imperial Tobacco Group PLC

General

Imperial Tobacco Group PLC was incorporated on 6th August 1996 as a public limited company under the Companies Act 1985 for an unlimited duration with company number 3236483. The registered and head office of Imperial Tobacco is at P.O. Box 244, Upton Road, Bristol BS99 7UJ, England (telephone number: +44 (0)117 9636636). Imperial Tobacco did not trade until 1st October 1996, when the tobacco business of Hanson PLC (“Hanson”) was transferred to Imperial Tobacco in consideration for the issue of £52 million of shares in Imperial Tobacco to Hanson shareholders. The ordinary shares of Imperial Tobacco were admitted to the Official List of the London Stock Exchange on 1st October 1996.

History and Development

The tobacco business of Imperial Tobacco has a long established history. Imperial Tobacco Company (of Great Britain and Ireland) Limited (“Imperial Tobacco Company”) was formed in 1901 by the merger of 13 independent British tobacco companies which joined forces in the face of competition from American Tobacco Company. In 1902, a price war between Imperial Tobacco Company and American Tobacco Company was concluded with the formation of British-American Tobacco Company Limited (“BAT”) to which the export and duty-free businesses of both companies were transferred. As a result, the primary focus of Imperial Tobacco’s business has historically been the UK and Irish markets, although the acquisitions (see below) since demerger from Hanson on 1st October 1996 and export sales from the UK have changed the focus of the company more to overseas markets.

Imperial Tobacco has developed a strategy of tobacco-related expansion while continuing to pursue productivity improvements. In furtherance of its strategy of international expansion, it acquired Rizla International B.V. (“Rizla”) in January 1997, the world’s largest producer of cigarette papers. In July 1998 it acquired Van Nelle Tabak, a leading international manufacturer and distributor of roll-your-own and pipe tobaccos including Drum, Van Nelle, Brandaris and Winner roll-your-own tobacco and Amphora pipe tobacco, and in September 1999 it acquired a portfolio of cigarette, roll-your-own tobacco and cigarette papers brands in Australia and New Zealand.

In September 2000 it acquired the Baelen group, a Belgian manufacturer of roll-your-own tobacco, closely followed in early October by completion of the acquisition of the EFKA group, a rolling papers and tubes manufacturer with manufacturing facilities in Germany and Canada. UK operations were also enhanced by the acquisition of Mayfair Vending in December 2000 increasing distribution capability in the vending market.

At the end of March 2001, Imperial Tobacco acquired a 75% interest in Tobaccor S.A., the second largest cigarette manufacturer and distributor in sub-Saharan Africa, with further interests in Vietnam.

On the 15th May 2002, Imperial Tobacco acquired 90.01% of the issued share capital of Reemtsma Cigarettenfabriken GmbH, a leading German manufacturer of cigarettes and other tobacco products, with a well recognised portfolio of cigarette brands, including West, Davidoff and R1.

On the 23rd September 2002 Tobaccor purchased from Bolloré, by way of a share buy-back, a further 12.5% interest in Tobaccor S.A.

On the 6th October 2003, Tobaccor purchased from Bolloré, by way of a share buy-back, their remaining interest in Tobaccor S.A.

On the 17th October 2003, Imperial Tobacco acquired the remaining shares in CINTA.

On the 13th January 2004, Imperial Tobacco acquired a further 9.19% of the issued share capital of Reemtsma Cigarettenfabriken GmbH from Tchibo Holding A.G. On 20th April 2004 Imperial Tobacco acquired a further 0.38% from the remaining minority shareholders, bringing its total holding to 99.58%.

On the 26th May 2004 Imperial Tobacco announced the acquisition of the business and assets of the filter tubes manufacturer CTC Tube Company of Canada.

On the 14th July 2004, Imperial Tobacco acquired the remaining 0.42% of the issued share capital of Reemtsma Cigarettenfabriken GmbH, bringing its total holding to 100%.

On the 14th September 2005, Imperial Tobacco acquired 43.13% of the issued share capital of Skruf Snus AB, a Swedish snus company.

Trading Activities

Imperial Tobacco is an international tobacco company which manufactures and markets a comprehensive range of high quality tobacco and tobacco-related products, including Embassy, Regal, Superkings, John Player Special, Lambert & Butler, Richmond, West, R1, Davidoff, Fusion, Horizon, Prima and Cabinet and The Imperial cigarettes; Drum, Golden Virginia and Van Nelle roll-your-own tobacco; Classic cigars, Amphora and St. Bruno pipe tobacco; and Rizla rolling papers.

Imperial Tobacco currently sells tobacco and tobacco-related products in over 130 countries and to duty-free markets, with particular strengths in the United Kingdom, Germany, The Netherlands, Belgium, the Republic of Ireland, France, the Ukraine, Russia, Poland, Slovenia, Hungary, Slovakia, Taiwan, Australia, Kyrgystan, New Zealand, and sub-Saharan Africa.

Key Subsidiaries

The principal wholly owned subsidiaries which are unlisted are shown below:

Registered in England and Wales
Name	Principal activity

Imperial Tobacco Limited	Manufacture, marketing and sale of tobacco products in the United Kingdom
Imperial Tobacco Finance PLC	Finance company
Imperial Tobacco Holdings Limited	Holding investments in subsidiary companies
Imperial Tobacco International Limited	Export and marketing of tobacco products
Rizla UK Limited	Manufacture of rolling papers in the United Kingdom

Incorporated overseas
Name and country of incorporation	Principal activity

Badische Tabakmanufacktur Roth-Händle GmbH, Germany	Manufacture, marketing and sale of tobacco products in Germany
Dunkerquoises des Blends S.A.S., France	Tobacco processing
Ets. L. Lacroix Fils N.V. (Rizla Belgium N.V.), Belgium	Manufacture of rolling papers and accessories and marketing and sale of tobacco products in Belgium
Imperial Tobacco (Asia) Pte. Ltd., Singapore	Marketing and sale of tobacco products in South East Asia
Imperial Tobacco Australia Limited, Australia	Marketing and sale of tobacco products in Australia
Imperial Tobacco New Zealand Limited, New Zealand	Manufacture, marketing and sale of tobacco products in New Zealand
Imperial Tobacco Overseas B.V., The Netherlands	Finance company
Imperial Tobacco Slovakia A.S., Slovakia	Manufacture, marketing and sale of tobacco products in the Slovak Republic
John Player & Sons Limited, Republic of Ireland	Marketing and sale of tobacco products in the Republic of Ireland
Imperial Tobacco Magyarország Dohanyforgalmazo Kft, Hungary	Marketing and sale of tobacco products in Hungary
John Player S.A., Spain	Marketing and sale of tobacco products in Spain
Reemtsma Cigarettenfabriken GmbH, Germany	Manufacture, marketing and sale of tobacco products in Germany and export of tobacco products
Reemtsma International Asia Services Limited, China	Marketing of tobacco products in China
Imperial Tobacco CR s.r.o., Czech Republic	Marketing and sale of tobacco products in the Czech Republic
Reemtsma Kiev Tyutyunova Fabrika, Ukraine	Manufacture of cigarettes in the Ukraine
Reemtsma Ukraine, Ukraine	Marketing and sale of tobacco products in the Ukraine
OOO Reemtsma Volga Tabakfabrik, Russia	Manufacture of tobacco products in Russia
OOO Reemtsma, Russia	Marketing and sale of tobacco products in Russia
Tobaccor S.A.S., France	Holdings investments in subsidiary companies
Van Nelle Tabak Nederland B.V., The Netherlands	Manufacture of roll-your-own and pipe tobaccos and marketing and sale of tobacco products in The Netherlands
Van Nelle Tobacco International Holdings B.V., The Netherlands	Sale of roll-your-own and pipe tobaccos

The principal partly owned subsidiaries of the Group, held throughout the year are shown below. All are unlisted unless otherwise indicated.

Incorporated overseas Name and country of incorporation	Principal activity	% owned(2)

Reemtsma Kyrgyzstan OJSC, Kyrgyzstan	Manufacture, marketing and sale of tobacco products in Kyrgyzstan	98.7
Imperial Tobacco Polska S.A., Poland	Manufacture, marketing and sale of tobacco products in Poland	96.5
Societe Ivoirienne des Tabacs S.A.(1), Cote d'Ivoire	Manufacture, marketing and sale of tobacco products in the Ivory Coast	74.1
Tobacna Ljubljana d.o.o, Slovenia	Marketing and sale of tobacco products in Slovenia	76.5

(1) Listed on the Cote d’Ivoire Stock Exchange.

(2) The percentage of issued share capital held by immediate parent and the effective voting rights of the Group are the same, with the exception of Tobacna Ljubljana d.o.o in which the Group holds 99% of the voting rights.

In addition the Group also wholly owns the following partnerships:

Name and country	Principal activity
Imperial Tobacco (EFKA) GmbH & Co. KG,	Manufacture of tubes in Germany
Germany
Principal place of business:
Industriestrasse 6, Postfach 1257,
D-78636 Trossingen, Germany

The consolidated Group financial statements include all the subsidiary undertakings and entities shown above. With the exception of Imperial Tobacco Holdings Limited, which is wholly owned by Imperial Tobacco, none of the shares in the subsidiaries are held by Imperial Tobacco. A full list of subsidiaries is attached to the Annual Return of Imperial Tobacco.

Management

The board of directors of Imperial Tobacco has ultimate responsibility for the administration of its day-to-day affairs. The Directors and Secretary of Imperial Tobacco are as follows:

Name	Title	Other Directorships outside the Imperial Tobacco Group

D C Bonham	Non-executive Chairman	None
A G L Alexander	Non-executive Joint Vice Chairman	Misys Plc; Platinum Investment Trust Plc
I J G Napier	Non-executive Joint Vice Chairman	Taylor Woodrow Developments Limited; Taylor Woodrow Plc; Taylor Woodrow Inc.
G Davis	Chief Executive	The Confederation of EC Cigarette Manufacturers Ltd; Wolseley Plc
R Dyrbus	Finance Director	None
D Cresswell	Manufacturing Director	None
F A Rogerson	Corporate Affairs Director	None
G L Blashill	Sales and Marketing Director	None
S P Duffy	Non-executive Director	NTL Incorporated
S Huismans	Non-executive Director	None
P H Jungels	Non-executive Director	Offshore Logistics Inc., Woodside Petroleum Limited; Rockhopper Exploration PLC
S E Murray	Non-executive Director	The Advertising Standards Authority Limited; Enterprise Inns PLC; SSL International PLC; WM Morrison Supermarkets PLC
C R Day	Non-executive Director	Reckitt Benckiser PLC and certain of its subsidiaries; WPP Group PLC
M R Phillips	Secretary	None

The business address of each of the Directors is P.O. Box 244, Upton Road, Bristol BS99 7UJ.

There are no existing or potential conflicts of interest between any duties to Imperial Tobacco of the Directors and/or their private interests and other duties.

Legal Environment

Tobacco manufacturers including Imperial Tobacco have been sued by parties seeking damages for alleged smoking-related health effects. Other than as provided below, Imperial Tobacco is not a party to any litigation which, in its opinion, could reasonably be expected to have a significant effect on its financial position. To date, no judgment has been entered against Imperial Tobacco and no action has been settled by Imperial Tobacco in favour of a claimant in any such action.

United Kingdom

Imperial Tobacco is not currently involved in any litigation in England, Wales or Northern Ireland.

In Scotland, Imperial Tobacco is involved in 10 separate legal actions. Each pursuer (plaintiff) alleges damage to their health resulting from cigarette smoking. Following the judgment in McTear (see below), legal representatives for 9 of these 10 cases confirmed that they do not intend to continue with their actions. In the tenth case, Traynor -v- Imperial Tobacco Limited, the pursuer lodged his Record (particulars of claim) at court outside the time limit. The case will not now proceed until either the pursuer or Imperial Tobacco apply to allow the late Record. One other action, Dougan –v- Imperial Tobacco Limited, was formally discontinued on 18th August 2005. Only one action, McTear -v- Imperial Tobacco Limited, actively progressed in court. On 31st May 2005, Lord Nimmo-Smith dismissed the claim in its entirety, finding that Mrs McTear’s case failed on every issue on which his Lordship would have needed to find in her favour in order to hold Imperial Tobacco liable in damages. Mrs McTear has not appealed the decision and is now out of time to do so.

Republic of Ireland

In the Republic of Ireland, 337 plaintiffs sought damages against Imperial Tobacco’s Irish subsidiary (“Players”) for alleged smoking-related health effects. Only 13 of the original 337 plaintiffs continue to seek damages against Players (10 of which are legally represented by Beauchamps, 2 by Guilfoyles and 1 by John Devane Solicitors, as detailed below). All 13 individuals have served originating summonses and statements of claim have also been served in all of these claims. In 8 of the claims Players are co-defendants with Gallahers and/or Carrolls. No trial dates have been fixed in respect of any claim against Players. The defendants have issued motions to dismiss on the grounds of procedural and inherent delay in all ten of the Beauchamps actions. These motions are likely to be heard in the first quarter of 2006. The two Guilfoyles claims currently stand dismissed but appeals against these dismissals are expected to be heard in 2006. Guilfoyles have issued motions to come off record in these two cases, which will be heard at the same time as the appeals. John Devane Solicitors, who represent the final plaintiff, served a statement of claim on 20th May 2004. The statement of claim was returned as it was served out of time. Although this claim remains technically “alive”, the plaintiff would have to obtain an extension of time from the court to re-serve the statement of claim out of time before being entitled to proceed any further.

The Netherlands

In the Netherlands, Imperial Tobacco’s Dutch subsidiary has received letters before action from or on behalf of 44 individuals seeking damages for alleged smoking-related health effects, but 15 of the individuals have now withdrawn their claims. Of the remaining 29 individuals, 25 are currently represented by one firm of lawyers, Sap Advocaten. Management is aware of four other non-represented individuals who may bring claims against Imperial Tobacco’s Dutch subsidiary. Claim letters have also been received in The Netherlands by at least three other tobacco companies, and on 6th June 2005 proceedings were commenced by one of the claimants against one of these tobacco companies. No proceedings have been commenced against Imperial Tobacco’s Dutch subsidiary. Imperial Tobacco’s Dutch subsidiary and/or the other tobacco companies have taken direct evidence from 23 of the 29 current claimants in total and testimony given by five of those individuals indicates that they may not have smoked brands manufactured by Imperial Tobacco’s Dutch subsidiary. Information provided by Sap Advocaten indicates that a further six individuals may not have smoked brands manufactured by Imperial Tobacco’s Dutch subsidiary. Sap Advocaten have taken evidence from current or former employees of two of the tobacco companies but no applications have been made to take evidence from current or former employees of Imperial Tobacco’s Dutch subsidiary. Besides these threatened individual claims, there have been media reports of threatened class action. Management is unaware of any information other than that reported in the press.

Germany

In Germany, the Hamburg Public Prosecutor confirmed that on 16th March 2005 a professor at the Institute for Economic Law of the University of Hamburg submitted a criminal complaint against the management of all companies manufacturing cigarettes in Germany alleging fraudulent conspiracy and the sale to the public of substances which are poisoned or which contain substances harmful to health. The Public Prosecutor is in the process of determining whether there is sufficient evidence to warrant the commencement of an official investigation. Imperial Tobacco’s German subsidiary, Reemtsma CigarettenfabrikenGmbH, has not however been specifically named in the complaint.

Poland

In Poland, Imperial Tobacco Polska S.A. is a defendant in a claim that commenced on 18th June 2001 in the Regional Court in Pozna by an individual claimant, Zbigniew Czarnecki. Mr Czarnecki is seeking PLN 75,000 (approximately £11,600) for loss of earnings and compensatory costs for medical treatment and suffering caused by his laryngeal cancer, diagnosed in 1994, which he alleges was caused by smoking cigarettes manufactured by Wytwórnia Wyrobów Tytoniowych S.A., a company acquired by Imperial Tobacco Polska S.A in 1996. Judgment is expected during the course of 2006.

In a separate matter, on 3rd December 2004 Imperial Tobacco Polska S.A. received a letter from the Polish Association of Health Promotion and Health Education in Labor Environment (the “Association”) seeking (a) funding for itself for an informational campaign and (b) compensation on behalf of Polish smokers on the basis that Imperial Tobacco Polska S.A. failed to warn of/concealed the dangers resulting from alleged addiction to nicotine. The letter threatened to bring a class action against Imperial Tobacco Polska S.A. if the company did not enter into negotiations for the compensation of Polish smokers. Press reports indicated that thousands of people had joined the action and advertisements for potential claimants appeared in the Polish press. Imperial Tobacco Polska S.A. responded to the letter on 7th January 2005 denying the claim. On 4th February 2005 the Association filed statements of claim on its own behalf and on behalf of unnamed individuals against a number of tobacco companies, including Imperial Tobacco Polska S.A. The Association has by subsequent court decisions been prevented from proceeding with the claim brought on behalf of individuals. The Association is continuing with its own claim and a hearing has been scheduled for 18th January 2006.

In a further separate matter in Poland, a statement of claim dated 24th August 2005 has been filed by another individual claimant, Helena Bierówka, in the District Court in Bochnia. The statement of claim has not yet been served on Imperial Tobacco Polska S.A. The claimant alleges that she is addicted to Route 66 cigarettes, that cigarette packets did not carry warnings about the risks associated with smoking and that she suffers from bronchial asthma and other health complaints. She claims damages of PLN 50,000 (approximately £8,700). The claimant has been ordered to pay a court registration fee in excess of PLN 100. The claimant is entitled to appeal this decision but has not yet done so. If the claimant does not appeal the decision, she will be requested by the court to pay the court registration fee of PLN 100, and if she does so the case will be assigned to a judge, who may then order that the claimant’s statement of claim be served on Imperial Tobacco Polska S.A.

Australia

In Australia, Imperial Tobacco’s subsidiary, ITA, is a defendant in a claim brought by an individual against several tobacco companies. A statement of claim was served in June 2002. The damages sought have not been quantified. On 1st August 2003 the court refused ITA’s application to have the claim against ITA dismissed. On 26th August 2005 the court ruled that the plaintiff was not entitled to bring proceedings on behalf of other unidentified people nor to claim against overseas companies related to the defendants. The proceedings are presently focused on interlocutory disputes about the statement of claim in both the Supreme Court and in the Court of Appeal. The next hearing is scheduled for 9th February 2006.

Summary

Imperial Tobacco is currently involved in a number of legal cases in which the claimants are seeking damages for alleged smoking-related health effects. Having taken advice, Imperial Tobacco believes it has meritorious defences to these actions, all of which are being vigorously contested. Although it is not possible to predict the outcome of the litigation, management believes that the pending actions will not have a material adverse effect upon the results of the operations, cash flow or financial condition of Imperial Tobacco.

In addition to the above proceedings, there have been other claims of a similar kind threatened against Imperial Tobacco and its subsidiaries from time to time. However, other than as reported above, no further proceedings have been issued and until further details of such threatened claims are forthcoming, management cannot comment other than to say that if future claims are of a similar type to the claims already made, then management anticipates that its position will remain the same.

Regardless of the outcome of any litigation, the costs of defending claims will be substantial and may not be fully recoverable by Imperial Tobacco, irrespective of whether Imperial Tobacco is successful in defending such actions.

Contingent Liabilities

Imperial Tobacco has guaranteed various borrowings and liabilities of certain UK and overseas subsidiary undertakings, including its Dutch and Irish subsidiaries. At 30th September 2005, the contingent liability totalled £3,783 million.

The guarantees include the Dutch subsidiaries which, in accordance with Book 2, Article 403 of The Netherlands Civil Code, do not file separate accounts with the Chamber of Commerce. Under the same article, Imperial Tobacco has issued declarations to assume any and all liability for any and all debts of the Dutch subsidiaries.

The guarantees also cover the Irish subsidiaries, all of which are included in the consolidated balance sheet as at 30th September 2005. The Irish companies, namely John Player & Sons Limited, John Player Distributors Limited and Van Nelle (Ireland) have therefore availed themselves of the exemption provided by section 17 of the Irish Companies (Amendment) Act 1986 in respect of documents required to be attached to the annual returns for such companies.

Taxation

United Kingdom Taxation

The comments below are of a general nature based on current United Kingdom law and United Kingdom HM Revenue and Customs (“HMRC”) practice relating to the deduction of tax from interest. They do not necessarily apply where the income is deemed for tax purposes to be the income of any person other than the holder of the Note or Coupon. They relate only to the position of persons who are the absolute beneficial owners of the Notes and Coupons and may not apply to certain classes of persons such as dealers or certain professional investors. Prospective Noteholders should be aware that the particular terms of issue of any series of Notes may affect the tax treatment. The following is a general guide. It is not intended to be exhaustive and should be treated with appropriate caution. Any Noteholders who are in doubt as to their personal tax position should consult their professional advisers.

Interest on the Notes

While the Notes which are issued by Imperial Finance or Imperial Finance 2 are and continue to be listed on a recognised stock exchange within the meaning of Section 841 of the Income and Corporation Taxes Act 1988 (the “Taxes Act”) (which includes the London Stock Exchange), payments of interest may be made without withholding or deduction for or on account of United Kingdom income tax.

If the Notes carry a right to interest and have a maturity date less than one year from the date of issue (and are not issued with a maturity date pursuant to any arrangement, the effect of which is to render such Notes part of a borrowing for a total term of one year or more), payments of interest may be made without withholding or deduction for or on account of United Kingdom income tax irrespective of whether or not the Notes are listed.

In all other cases interest will generally be paid under deduction of income tax at the lower rate subject to the availability of other reliefs or to any direction to the contrary from the HMRC in respect of such relief as may be available pursuant to the provisions of any applicable double taxation treaty.

Persons in the United Kingdom (i) paying interest to or receiving interest on behalf of another person who is an individual, or (ii) paying amounts due on redemption of any Notes which constitute deeply discounted securities as defined in Chapter 8 of Part 4 of the Income Tax (Trading and Other Income) Act 2005 to or receiving such amounts on behalf of another person who is an individual, may be required to provide certain information to the HMRC regarding the identity of the payee or person entitled to the interest and, in certain circumstances, such information may be exchanged with tax authorities of other countries. However, in relation to amounts payable on the redemption of such Notes HMRC published practice indicates that HMRC will not exercise its power to obtain information where such amounts are paid or received on or before 5th April 2006.

EU Directive on the Taxation of Savings Income

The EU has adopted a directive on the taxation of savings income. The Directive requires Member States to provide to the tax authorities of other Member States details of payments of interest and other similar income paid by a person to an individual in another Member State, except that, Belgium, Luxembourg and Austria will instead operate a withholding system for a transitional period.

Subscription and Sale

Summary of Programme Agreement

Subject to the terms and on the conditions contained in an amended and restated programme agreement dated 13th January 2006 (the “Programme Agreement”) between the Issuers, the Guarantor, the Dealers and the Arranger, the Notes will be offered on a continuous basis by each Issuer to the Dealers. The Notes may be resold at prevailing market prices, or at prices related thereto, at the time of such resale, as determined by the relevant Dealer. The Notes may also be sold by each Issuer through the Dealers, acting as agents of such Issuer. The Programme Agreement also provides for Notes to be issued in syndicated Tranches that are jointly and severally underwritten by two or more Dealers.

The relevant Issuer will pay each relevant Dealer a commission as agreed between them in respect of Notes subscribed by it. The Issuers agreed to reimburse the Arranger for its expenses incurred in connection with the establishment of the Programme and the Dealers for certain of their activities in connection with the Programme. The commissions in respect of an issue of Notes on a syndicated basis will be stated in the relevant Final Terms.

The Issuers have agreed to indemnify the Dealers against certain liabilities in connection with the offer and sale of the Notes. The Programme Agreement entitles the Dealers to terminate any agreement that they make to subscribe Notes in certain circumstances prior to payment for such Notes being made to the relevant Issuer.

Selling Restrictions

United States

The Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the Securities Act. Terms used in this paragraph have the meanings given to them by Regulation S under the Securities Act.

Notes in bearer form having a maturity of more than one year are subject to U.S. tax law requirements and may not be offered, sold or delivered within the United States or its possessions or to a United States person, except in certain transactions permitted by U.S. tax regulations. Terms used in this paragraph have the meanings given to them by the U.S. Internal Revenue Code and regulations thereunder.

Each Dealer has agreed that, except as permitted by the Programme Agreement, it will not offer, sell or deliver the Notes of any identifiable Tranche, (i) as part of their distribution at any time or (ii) otherwise until 40 days after completion of the distribution of such Tranche as determined, and certified to the Issuer, by the Issuing and Paying Agent, or in the case of Notes issued on a syndicated basis, the Lead Manager, within the United States or to, or for the account or benefit of, U.S. persons, and it will have sent to each dealer to which it sells Notes during the distribution compliance period a confirmation or other notice setting forth the restrictions on offers and sales of the Notes within the United States or to, or for the account or benefit of, U.S. persons.

In addition, until 40 days after the commencement of the offering, an offer or sale of Notes within the United States by any dealer (whether or not participating in the offering) may violate the registration requirements of the Securities Act.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Dealer has represented, warranted and undertaken that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes to the public (where the Notes have a denomination of less than €50,000 (or its equivalent in any other currency as at the date of issue of the Notes)) in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State:

(i)    in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(ii)   at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(iii)  at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(iv)  at any time in any other circumstances which do not require the publication by the Issuers of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member

State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each Dealer has represented, warranted and agreed that:

(i)    in relation to any Notes which have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any Notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by the relevant Issuer;

(ii)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the relevant Issuer or the Guarantor; and

(iii)  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

Japan

The Notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”). Accordingly each of the Dealers has represented, warranted and agreed that it has not, directly or indirectly, offered or sold and shall not, directly or indirectly, offer or sell Notes in Japan or to, or for the benefit of, any resident of Japan, or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and other relevant laws and regulations of Japan. As used in this paragraph, “resident of Japan” means any person resident in Japan, including any corporation or other entity organised under the laws of Japan.

General

Each Dealer has acknowledged that no representation is made by the Issuers, the Guarantor or any Dealer that any action has been or will be taken in any jurisdiction by the Issuers, the Guarantor or any Dealer that would permit a public offering of the Notes, or possession or distribution of the Prospectus or any other offering material, in any country or jurisdiction where action for that purpose is required. Each Dealer will comply with all applicable securities laws and regulations (to the best of its knowledge after due and careful enquiry) in each jurisdiction in which it purchases, offers, sells or delivers Notes or has in its possession or distributes the Prospectus or any other offering material, in all cases at its own expense.

Form of Final Terms

[IMPERIAL TOBACCO FINANCE PLC]

[IMPERIAL TOBACCO FINANCE (2) PLC]

issue of [Aggregate Nominal Amount of Tranche] [Title of Notes]

Guaranteed by Imperial Tobacco Group PLC

under the €10,000,000,000 Debt Issuance Programme

PART A – CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Prospectus dated [   ] [and the supplemental Prospectus dated [   ] which [together] constitute[s] a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the “Prospectus Directive”). This document constitutes the Final Terms of the Notes described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with such Prospectus [as so supplemented]. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Prospectus. The Prospectus [and the supplemental Prospectus] [is] [are] available for viewing at the Document Viewing Facility, 25 the North Colonnade, Canary Wharf, London E14 5HS and www.londonstockexchange.com/engb/ pricesnews/marketnews/ and copies may be obtained from JPMorgan Chase Bank, London Branch, Trinity Tower, 9 Thomas More Street, London E1W 1YT.]

The following alternative language applies if the first tranche of an issue which is being increased was issued under a Prospectus with an earlier date.

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions (the “Conditions”) set forth in the Prospectus dated [original date] [and the supplemental Prospectus dated [   ]. This document constitutes the Final Terms of the Notes described herein for the purposes of Article 5.4 of the Prospectus Directive (Directive 2003/71/EC) (the “Prospectus Directive”) and must be read in conjunction with the Prospectus dated [current date] [and the supplemental Prospectus dated [   ], which [together] constitute[s] a base prospectus for the purposes of the Prospectus Directive, save in respect of the Conditions which are extracted from the Prospectus dated [original date] [and the supplemental Prospectus dated [   ] and are attached hereto. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Prospectuses dated [original date] and [current date] [and the supplemental Prospectuses dated [   ] and [   ]. [The Prospectuses [and the supplemental Prospectuses] are available for viewing at the Document Viewing Facility, 25 the North Colonnade, Canary Wharf, London E14 5HS and www.londonstockexchange.com/en-gb/pricesnews/marketnews/ and copies may be obtained from JPMorgan Chase Bank, London Branch, Trinity tower, 9 Thomas More Street, London E1W 1YT.]

[Include whichever of the following apply or specify as “Not Applicable” (N/A). Note that the numbering should remain as set out below, even if “Not Applicable” is indicated for individual paragraphs or sub-paragraphs. Italics denote guidance for completing the Final Terms.]

[When completing final terms or adding any other final terms or information consideration should be given as to whether such terms or information constitute “significant new factors” and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

1.	(i)	Issuer:	[Imperial Tobacco Finance PLC][Imperial Tobacco Finance (2) PLC]

	(ii)	Guarantor:	Imperial Tobacco Group PLC

2.	[(i)]	Series Number:	[ ]

	[(ii)	Tranche Number:	[ ]

(If fungible with an existing Series, details of that Series, including the date on which the Notes become fungible).]

3.	Specified Currency or Currencies:		[ ]

4.	Aggregate Nominal Amount of Notes admitted to trading:		[ ]

	[(i)]	Series:	[ ]

	[(ii)	Tranche:	[ ]]

5.	Issue Price:		[ ]% of the Aggregate Nominal Amount [plus accrued interest from [insert date] (if applicable)]

6.	Specified Denominations:		[ ]
[ ]

7.	[(i)]	Issue Date:	[ ]

	[(ii)]	Interest Commencement Date:	[ ]

8.	Maturity Date:		[specify date or (for Floating Rate Notes) Interest Payment Date falling in or nearest to the relevant month and year]

9.	Interest Basis:		[ ]% Fixed Rate] [[specify reference rate] +/– [ ]% Floating Rate] [Zero Coupon] [Index Linked Interest] [Other (specify)] (further particulars specified below)

10.	Redemption/Payment Basis:		[Redemption at par]
[Index Linked Redemption]
[Dual Currency]
[Partly Paid]
[Instalment]
[Other (specify)]

[(N.B. If the Final Redemption Amount is less than 100% of the nominal value or the principal is linked to any index, the Notes will constitute derivative securities for the purposes of the Prospectus Directive and the requirements of Annex XII to the Prospectus Directive Regulation No.809/2004 will apply and the Issuer will prepare and publish a supplemental prospectus pursuant to section 87(G) of the Financial Services and Markets Act 2000.)]

11.	Change of Interest or Redemption/Payment Basis:		[Specify details of any provision for convertibility of Notes into another interest or redemption/payment basis]

12.	Put/Call Options:		[Investor Put]

[Issuer Call]

[(further particulars specified below)]

13.	[(i)]	Status of the Notes:	[Senior/[Dated/Perpetual]/Subordinated]

	[(ii)]	Status of the Guarantee:	[Senior/[Dated/Perpetual]/Subordinated]

	[(iii)]	[Date [Board] approval for issuance of Notes [and Guarantee] obtained:	[ ] [and [ ], respectively] (N.B Only relevant where Board (or similar) authorisation is required for the particular tranche of Notes or related Guarantee)]

14.	Method of distribution:		[Syndicated/Non-syndicated]

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE
15.	Fixed Rate Note Provisions		[Applicable/Not Applicable]
(If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i)	Rate[(s)] of Interest:	[ ]% per annum [payable [annually/semi-annually/quarterly/monthly] in arrear]

	(ii)	Interest Payment Date(s):	[ ] in each year

	(iii)	Fixed Coupon Amount[(s)]:	[ ] per [ ] in Nominal Amount

	(iv)	Broken Amount(s):	[Insert particulars of any initial or final broken interest amounts which do not correspond with the Fixed Coupon Amount[(s)]]

	(v)	Day Count Fraction:	[30/360/Actual/Actual ([ICMA]/ISDA)/other]

	(vi)	Determination Dates:

[   ] in each year (insert regular interest payment dates, ignoring issue date or maturity date in the case of a long or short first or last coupon. N.B. only relevant where Day Count Fraction is Actual/Actual ([ICMA]))

	(vii)	Other terms relating to the method of calculating interest for Fixed Rate Notes:	[Not Applicable/give details]

16.	Floating Rate Note Provisions		[Applicable/Not Applicable]
(If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i)	Interest Period(s):	[ ]

	(ii)	Specified Interest Payment Dates:	[ ]

	(iii)	Business Day Convention:	[Floating Rate Convention/Following Business Day Convention/Modified Following Business Day Convention/Preceding Business Day Convention/other (give details)]

	(iv)	Business Centre(s):	[ ]

	(v)	Manner in which the Rate(s) of Interest is/are to be determined:	[Screen Rate Determination/ISDA Determination/other (give details)]

	(vi)	Party responsible for calculating the Rate(s) of Interest and Interest Amount(s) (if not the [Agent]):	[ ]

	(vii)	Screen Rate Determination:

		– Reference Rate:	[ ]

		– Interest Determination Date(s):	[ ]

		– Relevant Screen Page:	[ ]

	(viii)	ISDA Determination:

		– Floating Rate Option:	[ ]

		– Designated Maturity:	[ ]

		– Reset Date:	[ ]

	(ix)	Margin(s):	[+/-][ ]% per annum

	(x)	Minimum Rate of Interest:	[ ]% per annum

	(xi)	Maximum Rate of Interest:	[ ]% per annum

	(xii)	Day Count Fraction:	[ ]

	(xiii)	Fall back provisions, rounding provisions, denominator and any other terms relating to the method of calculating interest on Floating Rate Notes, if different from those set out in the Conditions:	[ ]

17.	Zero Coupon Note Provisions		[Applicable/Not Applicable]
(If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i)	Amortisation Yield:	[ ]% per annum

	(ii)	Any other formula/basis of determining amount payable:	[ ]

18.	Index Linked Interest Note/other variable-linked interest Note Provisions		[Applicable/Not Applicable] (If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i)	Index/Formula/other variable:	[give or annex details]

	(ii)	Calculation Agent responsible for calculating the interest due:	[ ]

	(iii)	Provisions for determining Coupon where calculated by reference to Index and/or Formula and/or other variable:	[ ]

	(iv)	Interest Determination Date(s):	[ ]

	(v)	Provisions for determining Coupon where calculation by reference to Index and/or Formula and/or other variable is impossible or impracticable or otherwise disrupted:	[ ]

	(vi)	Interest Period(s):	[ ]

	(vii)	Specified Interest Payment Dates:	[ ]

	(viii)	Business Day Convention:	[Floating Rate Convention/Following Business Day Convention/Modified Following Business Day Convention/Preceding Business Day Convention/other (give details)]

	(ix)	Business Centre(s):	[ ]

	(x)	Minimum Rate of Interest:	[ ]% per annum

	(xi)	Maximum Rate of Interest:	[ ]% per annum

	(xii)	Day Count Fraction:	[ ]

19.	Dual Currency Note Provisions		[Applicable/Not Applicable] (If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i)	Rate of Exchange/method of calculating Rate of Exchange:	[give details]

	(ii)	Calculation Agent, if any, responsible for calculating the principal and/or interest due:	[ ]

	(iii)	Provisions applicable where calculation by reference to Rate of Exchange impossible or impracticable:

	(iv)	Person at whose option Specified Currency(ies) is/are payable:	[ ]

PROVISIONS RELATING TO REDEMPTION
20.	Call Option		[Applicable/Not Applicable] (If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i)	Optional Redemption Date(s):	[ ]

	(ii)	Optional Redemption Amount(s) of each Note and method, if any, of calculation of such amount(s):	[ ] per Note of [ ] specified denomination

	(iii)	If redeemable in part:

		(a) Minimum Redemption Amount:	[ ]

		(b) Maximum Redemption Amount:	[ ]

	(iv)	Notice period	[ ]

21.	Put Option		[Applicable/Not Applicable] (If not applicable, delete the remaining sub-paragraphs of this paragraph)

	(i)	Optional Redemption Date(s):	[ ]

	(ii)	Optional Redemption Amount(s) of each Note and method, if any, of calculation of such amount(s):	[ ] per Note of [ ] specified denomination

	(iii)	Notice period	[ ]

22.	Final Redemption Amount of each Note		[[ ] per Note of [ ] specified denomination/other/see Appendix]
In cases where the Final Redemption Amount is Index Linked or other variable-linked:

	(i)	Index/Formula/variable:	[give or annex details]

	(ii) Calculation Agent responsible for calculating the Final Redemption Amount:		[ ]

	(iii) Provisions for determining Final Redemption Amount where calculated by reference to Index and/or Formula and/or other variable:		[ ]

	(iv) Determination Date(s):		[ ]

	(v) Provisions for determining Final Redemption Amount where calculation by reference to Index and/or Formula and/or other variable is impossible or impracticable or otherwise disrupted:		[ ]

	(vi)	Payment Date:	[ ]

	(vii)	Minimum Final Redemption Amount:	[ ]

	(viii)	Maximum Final Redemption Amount:	[ ]

23.	Early Redemption Amount

Early Redemption Amount(s) of each Note payable on redemption for taxation reasons or on event of default or other early redemption and/or the method of calculating the same (if required or if different from that set out in the Conditions):

[ ]

GENERAL PROVISIONS APPLICABLE TO THE NOTES
24.	Form of Notes:		Bearer Notes:

[Temporary Global Note exchangeable for a Permanent Global Note which is exchangeable for Definitive Notes on [   ] days’ notice/at any time/in the limited circumstances specified in the Permanent Global Note]

[Temporary Global Note exchangeable for Definitive Notes on [ ] days’ notice]

[Permanent Global Note exchangeable for Definitive Notes on [ ] days’ notice/at any time/in the limited circumstances specified in the Permanent Global Note]

[Registered Notes]

25.	Financial Centre(s) or other special provisions relating to payment dates:		[Not Applicable/give details. Note that this paragraph relates to the date and place of payment, and not interest period end dates, to which sub-paragraphs 16(iv) and 18(ix) relate]

26.	Talons for future Coupons or Receipts to be attached to Definitive Notes (and dates on which such Talons mature):		[Yes/No. If yes, give details]

27.

Details relating to Partly Paid Notes: amount of each payment comprising the Issue Price and date on which each payment is to be made and consequences (if any) of failure to pay, including any right of the Issuer to forfeit the Notes and interest due on late payment:

[Not Applicable/give details]

28.	Details relating to Instalment Notes: amount of each instalment, date on which each payment is to be made:		[Not Applicable/give details]

29.	Redenomination, renominalisation and reconventioning provisions:		[Not Applicable/The provisions [in Condition [ ] apply]

30.	Consolidation provisions:		[Not Applicable/The provisions [in Condition [ ] apply]

31.	Other final terms:	[Not Applicable/give details]

(When adding any other final terms consideration should be given as to whether such terms constitute a “significant new factor” and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.)

DISTRIBUTION
32.	(i) If syndicated, names of Managers:	[Not Applicable/give names]

	(ii) Stabilising Manager(s) (if any):	[Not Applicable/give name]

33.	If non-syndicated, name of Dealer:	[Not Applicable/give name]

34.	Additional selling restrictions:	[Not Applicable/give details]

[LISTING AND ADMISSION TO TRADING APPLICATION

These Final Terms comprise the final terms required to list and have admitted to trading the issue of Notes described herein pursuant to the €10,000,000,000 Debt Issuance Programme of Imperial Tobacco Finance PLC and Imperial Tobacco Finance (2) PLC irrevocably and unconditionally guaranteed Imperial Tobacco Group PLC.]

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in these Final Terms. [   ] has been extracted from [   ]. [Each of the Issuer and the Guarantor confirms that such information has been accurately reproduced and that, so far as it is aware, and is able to ascertain from information published by [   ], no facts have been omitted which would render the reproduced information inaccurate or misleading.]

Signed on behalf of the Issuer:

By:

Duly authorised

Signed on behalf of the Guarantor:

By:

Duly authorised

PART B – OTHER INFORMATION

1.	LISTING

	(i)	Listing:	[London/other (specify)/None]

	(ii)	Admission to trading:	[Application has been made for the Notes to be admitted to trading on the London Stock Exchange’s Gilt Edged and Fixed Interest Market with effect from [ ].] [Not Applicable.]

	(iii)	Estimate of total expenses related to admission to trading:	[ ]

2.	RATINGS

	Ratings:		The Notes to be issued have been rated:
[S & P: [ ]]
[Moody’s: [ ]]
[Fitch: [ ]]
[[Other]: [ ]]

(The above disclosure should reflect the rating allocated to Notes of the type being issued under the Programme generally or, where the issue has been specifically rated, that rating.)

3.     [NOTIFICATION

The Financial Services Authority [has been requested to provide/has provided – include first alternative for an issue which is contemporaneous with the establishment or update of the Programme and the second alternative for subsequent issues] the [include names of competent authorities of host Member States] with a certificate of approval attesting that the Prospectus has been drawn up in accordance with the Prospectus Directive.]

4.     [INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE [ISSUE/OFFER]

Need to include a description of any interest, including conflicting ones, that is material to the issue/offer, detailing the persons involved and the nature of the interest. May be satisfied by the inclusion of the following statement:

“Save as discussed in “Subscription and Sale”, so far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer.”

[5.	REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

	[(i)	Reasons for the offer	[ ]
(See “Use of Proceeds” wording in Prospectus – if reasons for offer different from making profit and/or hedging certain risks will need to include those reasons here.)]

	[(ii)]	Estimated net proceeds:	[ ]
(If proceeds are intended for more than one use will need to split out and present in order of priority. If proceeds insufficient to fund all proposed uses state amount and sources of other funding.)

	[(iii)]	Estimated total expenses:	[ ] [Include breakdown of expenses.]
(Only necessary to include disclosure of net proceeds and total expenses at (ii) and (iii) above where disclosure is included at (i) above.)]

6.	[Fixed Rate Notes only – YIELD

	Indication of yield:		[ ]

The yield is calculated at the Issue Date on the basis of the Issue Price. It is not an indication of future yield. ]

7.	OPERATIONAL INFORMATION

	ISIN Code:		[ ]

	Common Code:		[ ]

	Any clearing system(s) other than Euroclear Bank S.A./N.V. as operator of the Euroclear System and Clearstream Banking, société anonyme and the relevant identification number(s):		[Not Applicable/give name(s) and number(s) [and address(es)]]

	Delivery:	Delivery [against/free of] payment

	Names and addresses of additional Paying Agent(s) (if any):	[ ]

8.	General

	Tradeable Amount:	[ ]

So long as the Notes are represented by a temporary Global Note or permanent Global Note, the Notes will be tradeable only in principal amounts of at least the Specified Denomination and integral multiples of the Tradeable Amount in excess thereof. For the avoidance of doubt, in the case of a holding of Notes in an integral multiple of the Tradeable Amount in excess of the Specified Denomination, such holding will be redeemed as its principal amount.

	Applicable TEFRA exemption:	[C Rules/D Rules/Not Applicable]

General Information

1.       The listing of the Notes on the Official List will be expressed as a percentage of their nominal amount (exclusive of accrued interest). It is expected that listing of the Programme on the Official List and admission of the Notes to trading on the Market will be granted on or around 16th January 2006. It is further expected that each Tranche of Notes which is to be admitted to the Official List and to trading on the Market will be admitted separately, subject only to the issue of a temporary or permanent Global Note (or one or more Certificates) in respect of each Tranche. Prior to official listing and admission to trading, however, dealings will be permitted by the London Stock Exchange in accordance with its rules. Transactions on the London Stock Exchange will normally be effected for delivery on the third working day after the day of the transaction. Unlisted Notes, however, may be issued pursuant to the Programme.

2.       Each of the Issuers and the Guarantor has obtained all necessary consents, approvals and authorisations in the United Kingdom in connection with the issue and performance of the Notes and the guarantee relating to Notes issued under the Programme. The giving of the guarantee relating to Notes issued under the Programme by the Guarantor and the update of the Programme was authorised by a resolution of the Board of Directors of the Guarantor passed on 28th October 2005 and by a resolution of a Committee of the Board of Directors of the Guarantor passed on 10th January 2006. The update of the Programme was authorised by a resolution of the Board of Directors of Imperial Finance passed on 10th January 2006 and by a resolution of the Board of Directors of Imperial Finance 2 passed on 10th January 2006.

3.       There has been no significant change in the financial or trading position of Imperial Finance or the Guarantor since 30th September 2005 and of Imperial Finance 2 since 5th January 2006 and no material adverse change in the prospects of Imperial Finance or the Guarantor since 30th September 2005 and of Imperial Finance 2 since 5th January 2006.

4.       Except as disclosed in this Prospectus (see pages 38 to 40 “Imperial Tobacco Group PLC – Legal Environment”), neither the Issuers nor the Guarantor nor any of the Guarantor’s subsidiaries is or has been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Issuers or the Guarantor are aware) during the 12 months preceding the date of this Prospectus which may have or have had in the recent past significant effects on the financial position or profitability of the Issuers and the Group.

5.       Each Bearer Note having a maturity of more than one year, Receipt, Coupon and Talon will bear the following legend: “Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j)) and 1287(a) of the Internal Revenue Code”.

6.       Notes have been accepted for clearance through the Euroclear and Clearstream, Luxembourg systems. The Common Code, the International Securities Identification Number (ISIN) and (where applicable) the identification number for any other relevant clearing system for each Series of Notes will be set out in the relevant Final Terms.

7.       The address of Euroclear is 1 Boulevard du Roi Albert II, B-1210 Brussels, Belgium and the address of Clearstream, Luxembourg is 42 Avenue JF Kennedy L-1855 Luxembourg. The address of any alternative clearing system will be specified in the applicable Final Terms.

8.       The issue price and the amount of the relevant Notes will be determined, before filing of the relevant Final Terms of each Tranche, based on then prevailing market conditions. The Issuers and the Guarantor do not intend to provide any postissuance information in relation to any issues of Notes.

9.       All Notes issued under the Programme will be irrevocably and unconditionally guaranteed by way of an amended and restated deed of guarantee dated 13th January 2006 by Imperial Tobacco Limited, the Guarantor’s main UK operating subsidiary. The guarantee is an unsecured, unsubordinated obligation of Imperial Tobacco Limited, guaranteeing all monies due under the Notes. The deed of guarantee may be terminated at the option of Imperial Tobacco Limited if each credit rating agency which ascribes a solicited long-term credit rating to Notes issued under the Programme confirms in writing to the Trustee that such Notes will carry the same credit rating as the long-term corporate credit rating ascribed to the Group, without the benefit of any guarantee, indemnity or similar arrangement from Imperial Tobacco Limited or any other entity other than the Guarantor.

10.     For so long as Notes may be issued pursuant to this Prospectus, the following documents will be available, during usual business hours on any weekday (Saturdays, Sundays and public holidays excepted), for inspection at the office of JPMorgan Chase Bank, N.A., Trinity Tower, 9 Thomas More Street, London E1W 1YT:

10.1   the Trust Deed (which includes the form of the Global Notes, the definitive Bearer Notes, the Certificates, the Coupons, the Receipts and the Talons)

10.2   the Programme Agreement

10.3   the Memorandum and Articles of Association of Imperial Finance, Imperial Finance 2 and the Guarantor

10.4   the published annual report and audited accounts of Imperial Finance for the two financial years most recently ended, the audited consolidated annual accounts of the Guarantor for the two years most recently ended and any subsequent interim financial statements of the Guarantor

10.5   each Final Terms (save that Final Terms relating to a Note which is neither admitted to trading on a regulated market within the European Economic Area nor offered in the European Economic Area in circumstances where a prospectus is required to be published under the Prospectus Directive will only be available for inspection by a holder of such Note and such holder must produce evidence satisfactory to the Issuers and the Issuing and Paying Agent as to its holding of Notes and identity)

10.6   a copy of this Prospectus together with any Supplement to this Prospectus or further Prospectus

10.7   a copy of the subscription agreement for Notes issued on a syndicated basis that are listed on the Official List and admitted to trading on the Market and

10.8   a copy of the amended and restated guarantee dated 13th January 2006 by Imperial Tobacco Limited, the Guarantor’s main UK operating subsidiary.

In addition, this Prospectus is also available at the website of the Regulatory News Service operated by the London Stock Exchange at www.londonstockexchange.com/en-gb/pricesnews/marketnews/.

11.     Copies of the latest annual report and accounts of Imperial Finance and the Guarantor and the latest interim consolidated accounts of the Guarantor may be obtained, and copies of the Trust Deed (including the Guarantee) will be available for inspection, at the specified offices of each of the Paying Agents during normal business hours, so long as any of the Notes is outstanding.

12.     PricewaterhouseCoopers LLP, Registered Auditors and Chartered Accountants (a member of the Institute of Chartered Accountants in England and Wales) (“PricewaterhouseCoopers LLP”) of 31 Great George Street, Bristol BS1 5QD, have audited, and rendered unqualified audit reports on:

(i)    the consolidated financial statements of Imperial Finance for the two years ended 30th September 2005; and

(ii)   the consolidated financial statements of the Guarantor for the two years ended 30th September 2005.

PricewaterhouseCoopers LLP have been appointed as auditors to Imperial Finance 2. As at the date of this Prospectus, Imperial Finance 2 has not published any audited accounts and has not yet commenced operations.

13.     The total expenses related to the update of the Programme are expected to be less than €200,000.

Registered Office of

Imperial Finance, Imperial Finance 2,

Imperial Tobacco and Imperial Tobacco Limited

P.O.Box 244

Upton Road

Bristol BS99 7UJ

DEALERS

ABN AMRO Bank N.V.		Barclays Bank PLC
250 Bishopsgate		5 The North Colonnade
London EC2M 4AA		Canary Wharf
London E14 4BB

Bayerische Landesbank		BNP PARIBAS
Brienner Strasse 18		10 Harewood Avenue
D – 80333 Munich		London NW1 6AA

Calyon		Citigroup Global Markets Limited
9, Quai du President Paul Doumer		Citigroup Centre
92920 Paris La Défense Cédex		Canada Square
Canary Wharf
London E14 5LB

Commerzbank Aktiengesellschaft		Deutsche Bank AG, London Branch
60 Gracechurch Street		Winchester House
London EC3V 0HR		1 Great Winchester Street
London EC2N 2DB

HSBC Bank plc		ING Bank N.V.
8 Canada Square		Financial Markets
London E14 5HQ		Foppingadreef 7
1102 BD AMSTERDAM-ZUIDOOST

J.P. Morgan Securities Ltd.		Morgan Stanley & Co. International Limited
125 London Wall		25 Cabot Square
London EC2Y 5AJ		Canary Wharf
London E14 4QA

The Royal Bank of Scotland plc		WestLBAG
135 Bishopsgate		Herzogstrasse 15
London EC2M 3UR		40217 Düsseldorf

ISSUING AND PAYING AGENT, TRANSFER AND CALCULATION AGENT AND REGISTRAR

JPMorgan Chase Bank, N.A.

Trinity Tower

9 Thomas More Street

London E1W 1YT

PAYING AND TRANSFER AGENT

J.P. Morgan Bank Luxembourg S.A.

6, route de Trèves

L-2633 Senningerberg

Luxembourg

TRUSTEE

JPMorgan Chase Bank, N.A.

Trinity Tower

9 Thomas More Street

London E1W 1YT

ARRANGER

J.P. Morgan Securities Ltd.

125 London Wall

London EC2Y 5AJ

AUDITORS

To Imperial Finance, Imperial Finance 2, Imperial Tobacco and Imperial Tobacco Limited

PricewaterhouseCoopers LLP

31 Great George Street

Bristol BS1 5QD

LEGAL ADVISERS

To the Issuers and the Guarantor

as to English law

Allen & Overy LLP

One New Change

London EC4M 9QQ

To the Dealers

as to English law

Linklaters

One Silk Street

London EC2Y 8HQ